UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under § 240.14a-12
TEREX CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

TEREX®

2025 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

TEREX

EXECUTE ▸ INNOVATE ▸ GROW

Terex Corporation, 301 Merritt 7, Norwalk, Connecticut 06851
DEAR FELLOW STOCKHOLDERS
April 1, 2025
It is my pleasure, along with our Board of Directors, to invite you to the 2025 Annual Meeting of Stockholders of Terex Corporation (“Terex” or the “Company”), which will be held virtually on May 14, 2025, at 10:00 a.m. Eastern Time (the “Annual Meeting”). Details regarding the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting of Stockholders (“Notice”).
On behalf of the management team and our Board of Directors, I want to thank you for being a Terex stockholder. Due to the efforts of our talented team members and the loyalty of our customers, Terex was able to achieve net sales of $5.1 billion and operating margins of over 10% in 2024. Terex also successfully strengthened its portfolio through the acquisition of Environmental Solutions Group in October, the largest acquisition in the Company’s history. This acquisition establishes Terex as a leader in the growing waste and recycling market, reduces the Company’s cyclicality, and creates tangible synergies across the Company while accelerating long-term growth.
We value your investment and your input. Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly by following the instructions provided in the Notice.
Thank you for your continuous support. We hope that you can join us at the Annual Meeting.
Sincerely,

David A. Sachs Non-Executive Chairman of the Board of Directors

Terex Corporation, 301 Merritt 7, Norwalk, Connecticut 06851

NOTICE OF ANNUAL MEETING	MEETING INFORMATION
OF STOCKHOLDERS	May 14, 2025 10:00 a.m. Eastern Time Virtual Meeting www.virtualshareholdermeeting.com/terex2025

April 1, 2025
This year’s Annual Meeting of Stockholders of Terex Corporation will be held on Wednesday, May 14, 2025, at 10:00 a.m. Eastern Time. We are pleased to announce that this year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted live via the internet. You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/terex2025.
At the Annual Meeting we will consider the matters listed under “Agenda”, which are described more fully in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The Board of Directors of the Company has fixed the close of business on March 20, 2025 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.
On or about April 1, 2025, we will be mailing our Notice of Internet Availability of Proxy Materials to most of our stockholders, which contains instructions for our stockholders’ use of this process, including how to access our 2025 Proxy Statement and 2024 Annual Report, and how to vote online. If you received only a Notice of Internet Availability of Proxy Materials this year, the Notice contains instructions on how you may receive a paper copy of the Proxy Statement and Annual Report.
Every stockholder’s vote is important. While all stockholders are invited to attend the Annual Meeting virtually via the internet, we urge you to vote whether or not you will be present at the Annual Meeting. You may vote by telephone, mobile device or via the internet. If you received a paper copy of the proxy card by mail, you may complete, date and sign the proxy card and return it in the envelope provided. No postage is required if the proxy card is mailed in the United States. You may withdraw your proxy or change your vote at any time before your proxy is voted, either by voting at the Annual Meeting, by later-dated proxy, by telephone or mobile device or via the internet.

AGENDA

1.To elect eight (8) directors of the Company to hold office for one year or until their successors are duly elected and qualified.
2.To hold an advisory vote to approve the compensation of the Company’s named executive officers.
3.To ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for 2025.
4.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,
Scott Posner Senior Vice President, Secretary and General Counsel

PLEASE VOTE YOUR SHARES:
We encourage shareholders to vote promptly, as this will save the expense of additional proxy solicitation. You may vote in the following ways:

BY INTERNET Vote online at www.ProxyVote.com	BY TELEPHONE Call the number included on your proxy card or notice	BY MAIL Mail your signed proxy or voting instruction form	BY MOBILE DEVICE Scan this QR code to vote with your mobile device

PROXY SUMMARY
2025 ANNUAL MEETING OF STOCKHOLDERS INFORMATION

Date: Wednesday, May 14, 2025	Record Date: March 20, 2025
Time: 10:00 a.m. Eastern Time	Stock Symbol: TEX
Location: Live via the internet at	Stock Exchange: New York Stock Exchange (NYSE)
www.virtualshareholdermeeting.com/terex2025	Corporate Website: www.terex.com
This proxy summary is intended to provide important information related to the Annual Meeting (as defined below). As this is only a summary, Terex Corporation (“Terex” or the “Company”) encourages you to read the entire Proxy Statement for more information prior to voting.
Terex is a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms (MEWPs), and equipment for the electric utility industry. We design, build, and support products used in maintenance, manufacturing, energy, minerals and materials management, construction, waste and recycling, and the entertainment industry. We provide best-in-class lifecycle support to our customers through our global parts and services organization, and offer complementary digital solutions, designed to help our customers maximize their return on their investment. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, and Asia Pacific and sold worldwide.

QUICK FACTS AND FINANCIAL HIGHLIGHTS

Founded 1986	2024 Net Sales by Geography North America: 66% Western Europe: 17% Asia Pacific: 11% Rest of World: 6%	Significant Manufacturing & Distribution Locations 17 North America 12 Western Europe 6 Asia Pacific	Worldwide Headquarters Norwalk, CT, USA
2024 Net Sales $5.1 B	Returned to Shareholders in 2024 (via share repurchases and dividends) $92 M	2024 Adjusted Earnings Per Share* $6.11	2024 Adjusted Operating Margin* 11.3%

Our Purpose
To help improve the lives of people around the world.
Our Mission
To provide solutions to our machinery and industrial product customers that yield superior productivity and return on investment.

Our Vision
Customer: to be the most customer responsive company in the industry as determined by our customers. Financial: to be the most profitable company in the industry as measured by ROIC. Team Member: to be the best place to work in the industry as determined by our team members.

CORPORATE GOVERNANCE HIGHLIGHTS

✓ All Terex directors are independent other than the CEO
✓ Non-Executive Chairman structure
✓ Regular independent director executive sessions
✓ Comprehensive Code of Ethics and Conduct
✓ Thorough director onboarding process
✓ Annual Board and Committee self-evaluations

✓ Board oversight of Sustainability and Cybersecurity
✓ Robust stock ownership guidelines for directors and executive officers
✓ Clawback policy and additional clawback provisions in our incentive compensation plan
✓ No poison pill
✓ Policy prohibiting pledging and hedging

*Adjusted Earnings Per Share and Adjusted Operating Margin are non-GAAP measures. Refer to Appendix A for definitions and reconciliations to comparable GAAP measures.

2025 PROXY STATEMENT	1

PROXY SUMMARY
WE HAVE AN ENGAGED, DIVERSE AND INDEPENDENT BOARD OF DIRECTORS
The Board of Directors (“Board”) is committed to ethical conduct and good corporate governance. Our Board oversees the strategic direction of the Company, promotes the long-term interests of our shareholders, and drives management accountability. Directors are selected to serve on our Board based on their integrity, independence, skills, experiences, sound judgment in areas relevant to the Company’s businesses, and willingness to commit the time required to the Board. Our directors are diverse in their skills and experiences, offering perspectives from different industries, operations, financial roles, international exposures and other attributes.

Director Nominees at a Glance*

Name & Primary Occupation	Age	Director Since	Indepen-dent	Other Public Boards	Committee Memberships
					Audit	Compensation and Human Capital	Governance, Nominating and Corporate Responsibility
David A. Sachs « Partner of Ares Management Corporation	65	1992	✓	2
Paula H. J. Cholmondeley Principal of The Sorrel Group	77	2004	✓	2
Donald DeFosset Retired Chairman, President and CEO of Walter Industries, Inc.	76	1999	✓	1
Simon Meester President and CEO of Terex Corporation	55	2024	CEO	0
Sandie O’Connor Retired Chief Regulatory Affairs Officer of JPMorgan Chase	58	2020	✓	1
Christopher Rossi Retired President and CEO of Kennametal, Inc.	60	2021	✓	0
Andra Rush Founder, Chair and CEO of the Rush Group	64	2017	✓	0
Seun Salami Executive Vice President and CFO of Nuveen	47	2023	✓	0
* Information provided is as of March 24, 2025 and has been furnished to the Company by the nominees.

«	Non-Executive Chairman	Committee Chair	Committee Member	Audit Committee Financial Expert

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PROXY SUMMARY

TEREX WAY VALUES AND SUSTAINABILITY
THE TEREX WAY VALUES
We are committed to recruiting, engaging, developing, and retaining team members at all levels of our global workforce. We encourage, value, and support team members of every race, gender, age, ability, religion, orientation, identity, and experience. We firmly believe that different backgrounds, thoughts, and experiences cultivate innovation and better decision-making. Our culture is defined by our Terex Way Values - Integrity, Respect, Improvement, Servant Leadership, Courage and Citizenship. Our values are the driving force behind our commitment to maintain an inclusive, supportive, non-discriminatory, and safe workplace for all team members. We are committed to creating a culture of inclusion, which starts with the tangible, intentional actions that all Terex team members - regardless of title or tenure - must make to ensure our team members feel safe, supported, and valued.

Integrity
integritás
Intégrité
Integridad
Integrità
Integrität
诚信负责

Egymás megbecsülése
Respect
Respeto
Respekt
理解尊重
Rispetto
Respect

Fejlődés
Amélioration
锐意进取
Verbesserung
Mejora
Miglioramento
Improvement

Servant Leadership
Leadership au service des autres
Segítőkész vezetés
Liderazgo servicial
精诚服务、树立榜样
Führung als Dienst an anderen
Leadership al servizio degli altri

Mut
Courage
Talpraesettség
勇于奋斗
Courage
Coraje
Coraggio

Gesellschaftliche Verantwortung
回报社会
Responsabilité sociale
Együttműködő-készség
Citizenship
Civismo
Responsabilità sociale

INCLUSION STARTS WITH "I"

I will make time
to be available when a team member asks to speak with me and will take action as appropriate.

I will speak up
when a team member says or does something hurtful or inappropriate.

I will identify my own biases
and will not let these biases cloud my judgment.

I will listen attentively
and withhold judgment when a team member is sharing their point of view.

I will take an active interest
in learning about other cultures so that I can work well with team members from diverse backgrounds.

I will make team members feel valued
by consistently recognizing their efforts and contributions.

I will own up
to my mistakes and shortcomings.

I will communicate transparently
to other team members about why decisions have been made.

I will seek the input
of other team members for important decisions.

I will give a voice
to everyone on the team and will encourage collaboration.

SUSTAINABILITY AT TEREX
Our Board oversees sustainability, including risks, opportunities, and how sustainability informs and influences our Company’s strategy. The Terex executive leadership team updates the Board regularly on many aspects of sustainability, both as a full Board and in committee meetings. Our sustainability strategy has three objectives: (i) designing products and offering solutions that enable our customers to operate in safe and sustainable ways; (ii) fostering a workplace culture of safety, inclusion and well-being; and (iii) implementing responsible practices in our operations that strive to minimize negative impacts on the environment and on society. For more information on our sustainability strategy, refer to our 2024 Sustainability Report, which is available on the Company’s website, www.terex.com.

For the second year in a row, in 2024, Terex Corporation was named one of America’s Most Responsible Companies.

Terex proudly received the “Equity 100 Award” from the Human Rights Campaign (HRC) Corporate Equality Index (CEI) for the second consecutive year.

In June 2024, Terex Materials Processing was awarded “Strategic Partner of the Year” by the NOW Group, a Northern Ireland social enterprise that supports people with learning difficulties and autism.

The Genie® ZX®-135 articulating boom lift won a Construction Machinery ME Award in the access machinery category.

2025 PROXY STATEMENT	3

PROXY SUMMARY

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This Proxy Statement is furnished to stockholders of Terex in connection with the solicitation of proxies by and on behalf of the Board for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. Eastern Time, on May 14, 2025, virtually via the internet at www.virtualshareholdermeeting.com/terex2025 and at any adjournments or postponements thereof (collectively, the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”).
During the Annual Meeting, the Company will also give stockholders the opportunity to ask questions of the Company’s Compensation and Human Capital Committee chairperson and provide feedback on the Company’s executive compensation program.
As of March 20, 2025, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had outstanding 66,278,705 shares of common stock, $.01 par value per share (“Common Stock”).
Under rules and regulations of the United States Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner of our Common Stock, we are furnishing proxy materials, which include our Proxy Statement and Annual Report, to our stockholders over the internet and providing a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) by mail to all of our stockholders, other than to stockholders who previously elected to receive a printed copy of the proxy materials. Those stockholders that previously elected to receive printed proxy materials will each receive such materials by mail. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice. Instead, the Internet Notice will provide instructions on how you may access and review all of the important information contained in the proxy materials over the internet. The Internet Notice also instructs you how you may submit your proxy via telephone, mobile device or the internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.

We are mailing the Internet Notice to our stockholders on or about April 1, 2025.
Each share of Common Stock is entitled to one vote per share for each matter to be voted on at the Annual Meeting. Nominees for the Board will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present online or represented by proxy and entitled to vote at the Annual Meeting. Each other matter to be voted upon at the meeting requires the affirmative vote of a majority of the shares of Common Stock present online at the virtual meeting or represented by proxy and entitled to vote.
A quorum of stockholders is constituted by the presence, online at the virtual meeting or by proxy, of holders of record of Common Stock representing a majority of the aggregate number of votes entitled to be cast. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. With respect to all matters to be voted upon at the Annual Meeting, abstentions will have the effect of a negative vote and broker non-votes will not be considered as votes cast and thus will have no effect on the outcome of the vote.
Proxy solicitations by the Board will be made by mail, by phone, via the internet or by personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of the Internet Notice, (b) the printing and mailing of this Proxy Statement and accompanying material, (c) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company’s stock, and (d) supplementary solicitations to submit proxies, if any, will be borne by the Company.

E-DELIVERY
We encourage all stockholders to voluntarily elect to receive proxy materials electronically. This helps reduce the paper mailed to you and supports our goals of reducing waste and negative impacts on the environment. E-delivery also provides you with immediate and convenient access to the materials. You may sign up for e-delivery at www.ProxyVote.com. Please have your control number available.

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PROXY SUMMARY

HOW TO VOTE

In order that your shares of Common Stock may be represented at the Annual Meeting, you are requested to vote your proxy using one of the following methods:

using the internet at www.ProxyVote.com	call the number included on your proxy card or notice	mail your signed proxy or voting instruction form	scan this QR code to vote with your mobile device
Brokers may not vote your shares on the election of directors or regarding the compensation of the Company’s named executive officers in the absence of your specific instructions as to how to vote. The Company encourages you to provide instructions to your broker regarding the voting of your shares.
If you vote via the internet, by telephone, with your mobile device or by mailing a proxy card, we will vote your shares as you direct. For each item being submitted for stockholder vote, you may vote “for” or “against” the proposal or you may abstain from voting.
If you submit a proxy via the internet, by telephone, with your mobile device or by mailing a proxy card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board as stated in this Proxy Statement and in the Internet Notice, specifically in favor of our nominees for directors, in favor of the compensation of the Company’s named executive officers, and in favor of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters. As of the date of the Internet
Notice, we know of no other matters to be presented at the Annual Meeting.
Revocation of Proxies – Any stockholder giving a proxy has the right to attend the Annual Meeting to vote his or her shares of Common Stock (thereby revoking any prior proxy). Any stockholder also has the right to revoke the proxy at any time by executing a later-dated proxy, by telephone, via the internet or by written revocation received by the Secretary of the Company prior to the time the proxy is voted. All properly executed and unrevoked proxies delivered pursuant to this solicitation, if received at or prior to the Annual Meeting, will be voted at the Annual Meeting.
NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS

Proposal	Board Voting Recommendation:	Page Reference (for more detail):
Proposal 1: Election of directors	FOR	6
Proposal 2: Advisory vote to approve the compensation of the named executive officers	FOR	21
Proposal 3: Ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for 2025	FOR	50

2025 PROXY STATEMENT	5

DIRECTORS AND GOVERNANCE

PROPOSAL 1: ELECTION OF DIRECTORS
At the Annual Meeting, eight (8) directors of the Company are to be elected to hold office until the Company’s next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Each director shall be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present online or represented by proxy and entitled to vote at the Annual Meeting. Unless marked to the contrary, the proxies received by the Company will be voted FOR the election of the eight (8) nominees listed below, all of whom are presently members of the Board.
Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to serve if elected, it is intended that the Board will appoint such other person as director as it shall designate. The Company has no reason to believe any nominee will decline or be unable to serve if elected.
In the event of an uncontested election, as is the case this year, any nominee for director who is a current director and receives less than a majority of the votes cast online or by proxy at the Annual Meeting shall offer to resign from the Board. While the Board does not believe that in each such case a director should necessarily leave the Board, this presents an opportunity for the Board, through its Governance, Nominating and Corporate Responsibility Committee, to consider the resignation offer.
The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of March 24, 2025, such nominee’s name, business experience for at least the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see “Security Ownership of Certain Beneficial Owners and Management.”
The Governance, Nominating and Corporate Responsibility Committee of the Board has nominated each of the following individuals based on various criteria, including, among others, a desire to maintain a balanced experience and knowledge base within the Board, the nominees’ personal integrity, independence, skills, experience, sound judgment and willingness to devote necessary time and attention to properly discharge the duties of director, and the ability of the nominees to make positive contributions to the leadership and governance of the Company. All the nominees have been directors since last year’s annual meeting.

The Board recommends that the stockholders vote FOR the following nominees for director.

Director Nominees for Election at the Annual Meeting

David A. Sachs

Business Experience: David A. Sachs is a Partner of Ares Management Corporation (“Ares”) and co-founder of the firm, where he serves as an investment committee member on Ares direct lending, tradable credit private equity group funds, as well as the Ares real estate group’s real estate debt and real estate equity investments. Mr. Sachs also serves as a Chairman and director of Ares Dynamic Credit Allocation Fund, Inc. and as a Chairman and trustee of CION Ares Diversified Credit Fund. Additionally, Mr. Sachs serves as a Trustee of the Ares Private Markets Fund.

Qualifications: Mr. Sachs has extensive knowledge of global capital markets and is valuable to the Board’s discussions of the Company’s capital and liquidity needs. Mr. Sachs has been a member of the Board since 1992 and accordingly has an extensive knowledge of the Company. As a result, Mr. Sachs provides vital insight to the Board on many issues, including capital markets, treasury and liquidity related matters.

Age: 65 Director Since: 1992 ______________________________________ Non-Executive Chairman Committee Memberships: GNCRC

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DIRECTORS AND GOVERNANCE

Paula H. J. Cholmondeley

Business Experience: Paula H. J. Cholmondeley is currently principal of The Sorrel Group, a consulting company founded by Ms. Cholmondeley in 2004 which focuses on corporate strategy and corporate governance matters. Ms. Cholmondeley served as Vice President and General Manager of Sappi Fine Paper, North America from 2000 through 2004, where she had profit and loss responsibility for their Specialty Products division. Ms. Cholmondeley held senior positions with various other companies from 1980 through 1998, including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a former certified public accountant, is an alumnus of Howard University and received a Master’s Degree in Accounting from the University of Pennsylvania, Wharton School of Finance. Ms. Cholmondeley is also a director at Bank OZK and Lexeo Therapeutics. Previously, Ms. Cholmondeley served as a director of Ultralife Corporation from 2004 through 2010, Albany International Corporation from 2005 to 2013, Minerals Technologies Inc. from 2005 to 2014, Dentsply International Inc. from 2001 to 2016, and Kapstone Paper and Packaging Corporation from 2016 to 2018 and an independent trustee of Nationwide Mutual Funds from 2000 to 2022.

Age: 77 Director Since: 2004 _______________________________________ Committee Memberships: Audit (Chair) CHCC

Qualifications: Ms. Cholmondeley has significant financial and operations experience with several international manufacturing companies, has held executive positions where she was responsible for operating manufacturing based businesses and leading strategic planning and was involved in preparing financial statements as the chief financial officer of a large insurance company. She also has been heavily involved in technology development, as well as building, growing and selling manufacturing operations. Ms. Cholmondeley also currently serves as a part-time faculty member for the National Association of Corporate Directors (“NACD”). She is a NACD Board Leadership Fellow, was selected in 2015 to NACD Directorship 100, was elected as one of the 24 commissioners for the NACD 2023 Blue Ribbon Commission Report, is a NACD Certified Director and also holds the CERT certificate in cyber-risk oversight from NACD. As a result of these professional and other experiences, and as Ms. Cholmondeley is an African American female raised in the Caribbean, she brings diverse perspectives and experiences, which provides the Board with greater insight into the Company’s financial, operational and governance matters.

Donald DeFosset

Business Experience: Donald DeFosset retired in 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset served since November 2000 as President and CEO, and since March 2002 as Chairman, of Walter Industries. Previously, he was Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc. (“Dura”), a global supplier of engineered systems, from October 1999 through June 2000. Before joining Dura, Mr. DeFosset served as a Corporate Executive Vice President, President of the Truck Group and a member of the Office of Chief Executive Officer of Navistar International Corporation from October 1996 to August 1999. Mr. DeFosset also serves as a director of ITT Corporation. Previously, Mr. DeFosset served as a director of James Hardie Industries N.V. from 2006 through 2008, Enpro Industries, Inc. from 2008 through 2011, Regions Financial Corporation from 2006 through 2022 and National Retail Properties Inc. from 2008 through 2022.

Age: 76 Director Since: 1999 _______________________________________ Committee Memberships: CHCC (Chair) GNCRC

Qualifications: Mr. DeFosset has considerable experience as a chief executive of a large diversified industrial company and as a senior executive of an international machinery manufacturer. Mr. DeFosset has been a member of the Board since 1999 and accordingly has an extensive knowledge of the Company. As a result, Mr. DeFosset provides the Board with key knowledge and insights into the Company’s manufacturing, operational and financial matters.

2025 PROXY STATEMENT	7

DIRECTORS AND GOVERNANCE

Simon Meester

Business Experience: Simon Meester was appointed President and Chief Executive Officer of Terex Corporation and a member of the Company’s Board of Directors, effective January 1, 2024. Previously, Mr. Meester served as the President of Aerial Work Platforms since May 2023, the President of Genie since August 1, 2021, and Chief Operating Officer of Genie since June 2020. Mr. Meester initially joined Terex in 2018 as Vice President, Global Sales and Marketing Administration for Aerial Work Platforms. Prior to joining Terex, Mr. Meester was Vice President and General Manager of the Industrial Control Division at Eaton Corporation. Earlier, he spent 14 years in progressively senior roles at Caterpillar, Inc., before becoming President, Sandvik Mining and Construction in India.

Age: 55 Director Since: 2024 _______________________________________ President and Chief Executive Officer
Qualifications: Mr. Meester is an effective leader with considerable experience in senior roles across various industrial manufacturers. He has managed global teams and operations for more than 20 years, based in seven countries. Based on his current role as CEO of the Company, Mr. Meester provides the Board with skillful leadership and insight into the Company’s global operations.

Sandie O’Connor

Business Experience: Sandie O’Connor retired as the Chief Regulatory Affairs Officer for JPMorgan Chase, a global financial services firm. In this capacity, she set the firm’s comprehensive regulatory strategy and led engagement with G-20 policymakers regarding evolving regulation and legislation. Using her extensive market expertise and deep understanding of capital flows, balance sheets and market liquidity, she provided meaningful perspectives on impact on clients, business activity and economic growth. She was a member of the firm’s Executive Committee, Chair of the JPMorgan Chase Foundation Investment Committee and served on multiple firm-wide governance committees. Prior to this role, she held several leadership positions spanning corporate functions as well as client facing businesses including Global Treasurer and head of Prime Services. Ms. O’Connor joined JPMorgan in 1988 and over a 30-year career, held positions of increasing responsibility within the company’s Investment Bank and Corporate divisions. Ms. O’Connor has served on several public/private teams to support the integrity and efficiency of markets including as Chair of the Federal Reserve Board’s Alternative Reference Rates Committee and as a former member of the Treasury Markets Practices Group sponsored by the Federal Reserve Bank of NY. Ms. O’Connor served on a Task Force on Financial Stability, as well as on the Financial Research Advisory Committee for the Office of Financial Research. She continues to serve on the FDIC Systemic Resolution Advisory Committee and is a member of the Economic Club of NY. Ms. O’Connor also serves as a director of The Bank of New York Mellon Corporation.

Age: 58 Director Since: 2020 _______________________________________ Committee Memberships: Audit GNCRC (Chair)

Qualifications: Ms. O’Connor is a recognized financial industry expert and leader with unique insights on how evolving market structure impacts behaviors of financial institutions, corporations and government. She has deep capital markets, balance sheet and risk management expertise as well as global business building experience. As a result of these professional experiences, Ms. O’Connor brings diverse leadership and business experiences and global perspectives which are important for the Board. She provides vital insight on many issues, including capital markets, treasury and liquidity related matters, enterprise risk and business strategy and transformation.

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DIRECTORS AND GOVERNANCE

Christopher Rossi

Business Experience: Christopher Rossi served as the President and Chief Executive Officer and member of the board of directors of Kennametal, Inc. (“Kennametal”), a global supplier of tooling and industrial materials, from 2017 until his retirement in 2024. Prior to joining Kennametal, Mr. Rossi was CEO of Dresser-Rand, a Siemens Aktiengesellschaft business, from 2015 to 2017. Dresser-Rand is a leading global supplier of custom-engineered rotating equipment solutions for the oil and gas, petrochemical, power and process industries. During his 30 years at Dresser-Rand, Mr. Rossi was responsible for various areas including Engineering, Production, Supply Chain Management, Sales and Business Development, and held numerous leadership positions including Executive Vice President of Global Operations, Vice President of Technology and Business Development, Executive Vice President of Product Services Worldwide, Vice President and General Manager of North American Operations, Vice President and General Manager of Painted Post Operation, and Vice President, Supply Chain Management Worldwide.

Age: 60 Director Since: 2021 _______________________________________ Committee Memberships: CHCC GNCRC

Qualifications: Mr. Rossi has significant experience as a chief executive officer of a large international manufacturing company. Mr. Rossi is a highly experienced leader of complex global businesses with a track record of leading transformation and growth under all market conditions. Mr. Rossi brings diverse manufacturing, technology, and strategy experience as well as leadership skills to the Company. He is a strong proponent of a vibrant corporate culture focused on performance and accountability, and we see an excellent fit with the Company. Mr. Rossi provides the Board with a deep understanding of the complexities of operating a large multi-national business.

Andra Rush

Business Experience: Andra M. Rush is the founder, chair and CEO of the Rush Group family of companies, which includes Dakkota Integrated Systems. Dakkota is one of the largest Native American woman-owned and led companies in the United States and manages supply chain complexity for customers, specializing in component manufacturing, complex assembly and sequencing, and supply chain management. She also founded and served as the chair and CEO of Rush Trucking Company, and the chair, CEO and managing member of Rush Supply Chain Management until 2020. Ms. Rush previously served two terms on the U.S. Manufacturing Council, the principal private sector panel that advises the U.S. Commerce Secretary on government policies and programs and their impact on the manufacturing sector. She also served on supplier advisory boards for Chrysler and General Motors.

Age: 64 Director Since: 2017 _______________________________________ Committee Memberships: Audit GNCRC

Qualifications: Ms. Rush is an accomplished executive officer of businesses that specialize in manufacturing components, complex assembly and sequencing, as well as supply chain management, logistics and freight distribution. Ms. Rush’s extensive knowledge and significant experience in supply chain and logistics is particularly valuable to the Company when handling any complicated sourcing matters. Additionally, as a result of her professional experiences, and as Ms. Rush is a Native American female, she brings diverse perspectives and experiences, which are important for the Board.

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Seun Salami

Business Experience: Seun Salami currently serves as the Executive Vice President and Chief Financial Officer of Nuveen, a global asset management firm. Mr. Salami joined TIAA, Nuveen's parent company, in May of 2018 as corporate controller, and later served as both TIAA's chief accounting officer and principal financial officer of TIAA Real Estate Account. Prior to joining TIAA/Nuveen, Mr. Salami was Executive Vice President and Global Controller, Corporate Solutions at Jones Lang LaSalle Inc. (JLL), a Fortune 500 global real estate company. Prior to JLL, he spent over eleven years at Deloitte serving Fortune 500 clients.

Age: 47 Director Since: 2023 _______________________________________ Committee Memberships: Audit CHCC
Qualifications: Mr. Salami is an executive with a successful track record of leading multifunctional finance and operations teams to deliver strong results for global organizations. Mr. Salami has significant experience and a deep understanding of financial and accounting matters and can provide the Board with key insights in these areas. Additionally, as a result of his international education and work experience, his life membership in the Council on Foreign Relations, and as an African American male raised in Nigeria, Mr. Salami brings valuable, diverse experiences and global perspectives to the Board.

Summary of Director Skills, Experience & Attributes

	Paula H. J. Cholmon-deley	Donald DeFosset	Simon Meester	Sandie O’Connor	Chris Rossi	Andra Rush	David A. Sachs	Seun Salami
Director Skills and Experience
Business Development and Strategy: Experience overseeing strategic planning and priorities, business development and portfolio restructuring and/or integration.	✔	✔	✔	✔	✔	✔	✔	✔
Manufacturing: Experience in the manufacturing industry or end markets served by Terex.	✔	✔	✔		✔	✔
Risk Management: Experience identifying, managing, and mitigating significant business risks and/or overseeing risk management procedures.	✔	✔	✔	✔	✔	✔	✔	✔
Technology: Expertise or oversight experience with information systems, data management/analytics, innovative technologies, digital solutions or cybersecurity.	✔	✔	✔	✔	✔		✔	✔
CEO: Leadership experience in a chief executive officer role.		✔	✔		✔	✔
Financial Expert: Qualification as an “audit committee financial expert” under applicable SEC rules.	✔			✔			✔	✔
International Business: Experience with global operations, multinational companies or international markets.	✔	✔	✔	✔	✔	✔	✔	✔
Corporate Governance: Experience as a board member of another public company, as well as knowledge of current corporate governance trends and practices.	✔	✔		✔	✔		✔
Director Attributes
Racial/Ethnic Diversity	✔					✔		✔
Female	✔			✔		✔
Male		✔	✔		✔		✔	✔

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Recent Changes in Board Membership
We routinely assess the Board’s composition to ensure we have the right mix of attributes, experiences, perspectives, qualifications, and skills to maximize our Board’s potential. We believe the Company, our team members, stockholders and all other stakeholders benefit from continuity of longer-tenured directors complemented by the fresh perspectives of newer directors. The table below reflects the changes to the Board over the last five years.

2020	2021	2022	2023	2024
Additions
Sandie O’Connor	Christopher Rossi		Seun Salami	Simon Meester
Departures
Scott Wine Raimund Klinkner			John L. Garrison. Jr.	Thomas J. Hansen

Director Onboarding and Continuous Education
All new directors participate in a comprehensive orientation that includes meeting with committee chairs and senior corporate leaders to learn about the Company’s businesses, operations, end markets, strategy, governance, functional areas, internal controls, policies, procedures, talent, and culture, which provides new directors with a strong foundation and accelerates their effectiveness to fully engage in Board deliberations.
Directors have the opportunity to visit Company facilities at periodic site visits arranged by the Company. In 2024, the Board visited Company facilities in Mexico and Northern Ireland as part of regularly scheduled Board and
Committee meetings. Directors also have complete access to management and the Company’s outside advisors.
It is important for our directors to stay current and informed on developments in corporate governance best practices. Our directors are provided updates on corporate governance developments at regularly scheduled board meetings. All of our directors are members of the National Association of Corporate Directors (NACD), are encouraged to participate in continuing director education programs and are reimbursed for their expenses associated with such participation.

Board, Committee and Director Evaluations
The Board believes that the periodic assessment of director performance is an important governance principle and aligns with the Board’s commitment to continuous improvement. The directors engage in an annual survey, rating the performance of the Board and its committees. This process is overseen by the Governance, Nominating and Corporate Responsibility Committee. In addition, on a periodic basis, individual director evaluations are conducted by the Chairman and/or the Non-Executive Chairman/Lead Director. The annual self-evaluation process of the Board and its committees allows the Board to reflect on its effectiveness. This honest and direct feedback enables the Board and its committees to continue to improve it policies, procedures and processes.

Director Independence
It is the Company’s policy that the Board consists of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of any other applicable regulatory authority, including the SEC. The Board annually reviews the relationship of each director with the Company, and only those directors who the Board affirmatively determines have no material relationship with the Company are deemed to be independent directors. The Company’s Governance
Guidelines (the “Guidelines”), specifically define what is deemed to be a material relationship between the Company and an independent director. The following are the relationships that the Board considers in making its independence determination:
(i)whether the director or any of his or her immediate family members is or was within the past five years an officer of the Company;
(ii)whether the director is or was within the past five years an employee of the Company;

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(iii)whether the director or any of his or her immediate family members is or was during the past five years affiliated with, or employed by, any past or present auditor of the Company (or an affiliate thereof);
(iv)whether the director or any of his or her immediate family members is or was within the past five years part of an interlocking directorate in which an executive officer of the Company serves or served on the compensation committee of a company that concurrently employs or employed the director or any of his or her immediate family members;
(v)whether the director is an executive officer, a partner, or beneficial owner of more than ten percent (10%) of the equity interest of a customer of, or a supplier of goods or services to the Company where the amount involved in the current fiscal year or the prior fiscal year in such relationship exceeds the greater of (x) two percent (2%) of the Company’s consolidated gross revenues for its most recently completed fiscal year, (y) two percent (2%) of the customer’s or supplier’s consolidated gross revenues for its most recently completed fiscal year or (z) $1 million;
(vi)whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company to which the Company was indebted at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of five percent (5%) of the Company’s total consolidated assets at the end of such fiscal year;
(vii)whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company which was indebted to the Company, other than in the ordinary course of business of the Company and such other company and on arms-length terms, at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of $120,000 at the end of such fiscal year;
(viii)whether the director or any of his or her immediate family members was indebted to the Company, other than in the ordinary course of business of the Company and the business of the director or the member of his or her immediate family, and on arms-length terms, at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of $120,000 at the end of such fiscal year;
(ix)whether the director is an executive officer or partner of any investment banking firm or other financial advisor or consultant that has performed services for the Company during the most recently completed fiscal year or current fiscal year in which the amount of fees paid to the investment banking firm or other financial advisor or consultant exceeds five percent (5%) of the gross revenues of the investment banking firm or other financial advisor or consultant for that firm’s most recently completed fiscal year;
(x)whether the director is a member or of counsel to a law firm that the Company has retained during the most recently completed fiscal year or current fiscal year in which the amount of fees paid to the law firm exceeds five percent (5%) of the law firm’s gross revenues for that firm’s most recently completed fiscal year;
(xi)whether the director is affiliated with a tax-exempt entity that receives the greater of (x) $1 million or (y) two percent (2%) of its total annual contributions from the Company (based on the tax-exempt entity’s most recently completed fiscal year);
(xii)whether the director or any of his or her immediate family members is during the current fiscal year or was during the most recently completed fiscal year a party to a transaction or series of similar transactions with the Company or its subsidiaries (excluding director fees, stock options and other director compensation), other than on arm’s-length terms where the amount involved is not material to either party;
(xiii)whether the director or any of his or her immediate family members received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service within the past three years; and
(xiv)whether the director has any other relationships with the Company or the members of management of the Company that the Board has determined to be material and which are not described in (i) through (xiii) above.
After consideration of all applicable matters, the Board determined, based on the above criteria, that none of the directors have a material relationship with the Company other than as a director or as a stockholder except for Mr. Meester, who is not an independent director. The Board also considered that Mr. Sachs was a member of Ares, which in the ordinary course of business held a small amount of the Company’s debt. It was noted that the amount of debt was less than 0.1% of the Company’s total consolidated assets, less than 0.1% of the Company’s debt as of December 31, 2024 and less than 0.01% of the committed capital managed by Ares. Accordingly, the Board has determined that all of the nominees for director are independent directors except for Mr. Meester, who has been nominated to serve on the Board as a result of his position as President and Chief Executive Officer of the Company.

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Corporate Governance Principles
The Board and the Governance, Nominating and Corporate Responsibility Committee annually review the Company’s corporate governance policies and practices and the Guidelines. The Board believes that the Guidelines effectively assist the Board in the exercise of its duties and responsibilities and serve the best interests of the Company. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to achieving strategic objectives of the Company while enhancing stockholder value over the long term. The Board and the Governance, Nominating and Corporate Responsibility Committee will continue to review the Guidelines annually and may make changes as they determine are necessary and appropriate, including changes that may be necessary to comply with new or proposed laws, rules or regulations issued by the SEC and the NYSE. A copy of the Guidelines is available on the Company’s website, www.terex.com, under “Investors” –
“Governance” – “Corporate Governance Documents.” In addition, a copy of the Guidelines is available in print, without charge, to any stockholder who requests these materials from the Company.
Directors have complete access to management and the Company’s outside advisors, and senior officers and other members of management frequently attend Board and committee meetings at the discretion of the Board or committee, as applicable. It is the policy of the Board that non-management directors also meet privately in executive sessions without the presence of any members of management at each regularly scheduled meeting of the Board and at such other times as the Board shall determine. In addition, the Board may retain and have access to independent advisors of its choice with respect to any issue relating to its activities, and the Company pays the expenses of such advisors.

Code of Ethics and Conduct
The Company has adopted a code of ethics and conduct that applies to all of its directors and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. The Terex Code of Ethics and Conduct is a set of written standards reasonably designed to deter wrongdoing and to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code. The
Company periodically reviews, updates and revises its code of ethics and conduct when it considers appropriate. A copy of the current Terex Code of Ethics and Conduct, which was last updated and released in October 2022, is available at the Company’s website, www.terex.com, under “Investors” – “Governance” – “Corporate Governance Documents.” In addition, a copy of the Terex Code of Ethics and Conduct is available in print, without charge, to any stockholder who requests this material from the Company.

Board Meetings
The Board met nine times in 2024 at regularly scheduled and special meetings. All of the directors in office during 2024 attended at least 75% of the meetings of the Board and all committees of the Board on which they served during 2024. It is the Company’s policy, as stated in the
Guidelines, that each director is expected to attend the annual meeting of stockholders. All of the directors then in office attended the Company’s previous annual meeting of stockholders held on May 23, 2024.

Board Leadership Structure
The Board recognizes that no single leadership structure is right for all companies at all times, and accordingly the Board periodically reviews its leadership structure. The Company had a combined Chairman and Chief Executive Officer position from 2018 through 2023, which the Board believed was an appropriate structure at such time because the Board believed the Company’s Chief Executive Officer was best situated to serve as Chairman as he was the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Company separated the Chairman and Chief Executive Officer positions following the retirement of Mr. Garrison at the end of 2023. As Mr. Meester has been the Chief Executive Officer for less than two years, the Board believes it is desirable to have Mr. Meester continue to focus on the management and operation of the Company’s business without the additional responsibilities of Chairman. Upon the retirement of Mr. Garrison, Mr. Sachs was elected by the Board as Non-

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Executive Chairman, allowing the Board to benefit from Mr. Sachs’ prior experience as the Company’s Lead Director and, previously, as the Non-Executive Chairman. However, as the Board periodically reviews its leadership structure, it is possible that the positions could be combined in the future as Mr. Meester gains seniority in the role as Chief Executive Officer of the Company.

Board’s Role in Risk Oversight
Management is responsible for identifying key risks and for developing and implementing processes for mitigating and monitoring risks. Management provides enterprise risk management assessments to the Board that describe the most significant risks facing the Company, measures the relative magnitude of the risks, identifies the key drivers for the risks, describes the control measures in place for the risks and discusses the outlook for the risks. The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through direct presentations and committee reports about such risks. The Audit Committee oversees management of financial risks, financial controls, cybersecurity risks, internal audit and potential conflicts of interest and receives regular internal audit and compliance risk updates from the leader of the Company’s audit services function as well as the
Company’s General Counsel. The Company’s Compensation and Human Capital Committee is responsible for overseeing the management of risks relating to the Company’s human capital management and executive compensation plans and arrangements. The Governance, Nominating and Corporate Responsibility Committee manages risks associated with the independence of the Board as well as environmental, social (including health and safety) and governance matters and it receives regular updates from the Company’s General Counsel on compliance risks.
The Board also reviews information regarding the Company’s credit, liquidity, emerging technologies and operations, as well as the risks associated with each, on a regular basis. In addition, management engages in an in-depth review and dialogue with the Board with respect to the most significant risks facing the Company on a rotating basis throughout the year.

Board Committees
The Board has an Audit Committee, Compensation and Human Capital Committee and Governance, Nominating and Corporate Responsibility Committee.

Board Committee Membership and Roster

Name of Director	Audit Committee	Compensation and Human Capital Committee	Governance, Nominating and Corporate Responsibility Committee
David A. Sachs«
Paula H. J. Cholmondeley
Donald DeFosset
Sandie O’Connor
Christopher Rossi
Andra Rush
Seun Salami

«	Non-Executive Chairman	Committee Chair	Member

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Audit Committee

MEMBERS: Paula Cholmondeley (Chair) Sandie O’Connor Andra Rush Seun Salami	11 Meetings in 2024	• • • • Independence 4 / 4
ROLES AND RESPONSIBILITIES:
•Meet regularly with the Company’s independent registered public accounting firm and operating and financial management personnel;
•Appoint, set compensation for, and oversee the Company’s independent registered public accounting firm;
•Review audit performed by the Company’s independent registered public accounting firm;
•Review annual financial statements and all material financial reports provided to stockholders;
•Review the Company’s internal auditing, accounting and financial controls;
•Oversee controls/procedures related to the Company’s publicly reported sustainability metrics;
•Oversee technology and cybersecurity risks;
•Review related party transactions and any other matters pertaining to potential conflicts of interest or adherence to the Company’s standards of business conduct; and
•Complete annual Audit Committee performance self-assessment.
Each member of the Audit Committee is required to be financially literate or must become financially literate within a reasonable time after appointment to the Audit Committee, and at least one member of the Audit Committee must have accounting or related financial management expertise. The Board, in its business judgment, believes that each of the current members of the Audit Committee is financially literate or has accounting or financial management expertise: Ms. Cholmondeley through her education, training and experience as a former certified public accountant and her involvement in preparing financial statements as the Chief Financial Officer of a large insurance company; Ms. O’Connor through her extensive market expertise and deep understanding of capital flows, balance sheets and market liquidity and business experience as a Chief Regulatory Affairs Officer and treasurer for a global financial services firm; Ms. Rush through her business experience as a corporate executive; and Mr. Salami through his education, business experience as a controller and chief accounting officer, and current role as chief financial officer of a global asset management firm. The Board has determined that each of Mr. Salami and Mses. Cholmondeley and O’Connor is an “audit committee financial expert,” as such term is defined under the regulations of the SEC.
The Audit Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the SEC and the NYSE. A copy of the Audit Committee Charter is available at the Company’s website, www.terex.com, under “Investors” – “Governance” – “Corporate Governance Documents.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the Audit Committee.
See “Audit Committee Report” for a discussion of the Audit Committee’s review of the audited financial statements of the Company for the Company’s fiscal year ended December 31, 2024.
SERVICE PRE-APPROVAL:
The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. On a periodic basis, the Chief Financial Officer of the Company provides the Audit Committee an estimate for the services needed and seeks pre-approval of such services from the Audit Committee. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm. Requests for pre-approval for services must be detailed as to the services to be provided and the estimated total cost and must be submitted to the Company’s Chief Financial Officer. The Chief Financial Officer then determines whether the services requested fall within the guidance of the Audit Committee as to the services that have been pre-approved. If the service was not of a type that was already pre-approved or the estimated cost would exceed the amount already pre-approved, then the Chief Financial Officer seeks pre-approval of the Audit Committee on a timely basis, which may include an interim pre-approval by the Audit Committee chair.
RELATED PARTY TRANSACTIONS:
Related party transactions must be approved by the Audit Committee, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Audit Committee will consider all relevant factors, including: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

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Compensation and Human Capital (CHC) Committee

MEMBERS: Donald DeFosset (Chair) Paula Cholmondeley Christopher Rossi Seun Salami	9 Meetings in 2024	• • • • Independence 4 / 4
ROLES AND RESPONSIBILITIES:
•Assist the Board with compensation of the Company’s senior executives and outside directors;
•Approve, evaluate and modify the Company’s plans, policies and programs for compensation of key management personnel;
•Establish compensation arrangements for executive officers and for certain other key management personnel;
•Work with the Board to oversee the evaluation of the Company’s management;
•Oversee the Company’s culture and inclusion policies/initiatives;
•Oversee the Company’s human capital management practices, including management development and retention;
•Conduct annual risk assessment of the Company’s compensation policies and practices, including executive compensation; and
•Complete annual CHC Committee performance self-assessment.
Each CHC Committee member must have a basic understanding of the components of executive compensation and the role of each component as part of a comprehensive program linking compensation to corporate and individual performance in support of the Company’s objectives.
The CHC Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE. A copy of the CHC Committee Charter is available at the Company’s website, www.terex.com, under “Investors” – “Governance” – “Corporate Governance Documents.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the CHC Committee. The charter does not provide for any delegation of the CHC Committee’s duties.
See “Compensation Discussion and Analysis” for a description of the Company’s executive compensation philosophy and executive compensation program, including a discussion of how the compensation of the Company’s executive officers was determined.
COMPENSATION RISK ASSESSMENT:
The Company conducted a risk assessment of its compensation policies and practices for its employees, including those related to its executive compensation programs. The findings of the risk assessment were discussed with the CHC Committee. Based upon the assessment, the Company believes that its compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.
INTERLOCKS AND INSIDER PARTICIPATION:
No member of the CHC Committee served as one of the Company’s officers or employees during 2024 or was formerly an officer of the Company. None of the Company’s executive officers served as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board or CHC Committee during 2024. None of the Company’s executive officers served as a member of the board of directors of any other company that has an executive officer serving as a member of the CHC Committee during 2024.

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Governance, Nominating and Corporate Responsibility (GNCR) Committee

MEMBERS: Sandie O’Connor (Chair) Donald DeFosset Christopher Rossi Andra Rush David Sachs	5 Meetings in 2024	• • • • • Independence 5 / 5
ROLES AND RESPONSIBILITIES:
•Develop long-range plans for size and composition of Board;
•Succession planning;
•Develop and implement procedures for identifying, screening and nominating qualified Board candidates;
•Review director independence;
•Recommend the structure and composition of committees;
•Recommend corporate governance guidelines and actions to improve corporate governance;
•Oversee the Company’s environmental, social and governance strategy/matters;
•Oversee the Company’s ethics and compliance program;
•Develop and oversee an assessment/evaluation of the Board, its committees and each director’s performance at least annually;
•Complete annual GNCR Committee performance self-assessment, including with respect to the nomination process.
The GNCR Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE. A copy of the GNCR Committee Charter is available at the Company’s website, www.terex.com, under “Investors” – “Governance” – “Corporate Governance Documents.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the GNCR Committee.
DIRECTOR NOMINATION/SELECTION:
In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the GNCR Committee applies the criteria set forth in the Guidelines and gives consideration to a wide range of factors. These criteria include the candidate’s independence, integrity, diversity, experience, sound judgment in areas relevant to the Company’s businesses, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. Maintaining a balanced experience and knowledge base within the total Board includes considering whether the candidate: (i) is a senior operating executive in a company engaged in the capital and industrial goods industries; (ii) has significant executive management experience for multinational business operations; (iii) has extensive knowledge and experience in financial services and capital markets; (iv) has substantial knowledge of the Company and its business; and (v) has unique knowledge and experience and can provide significant contributions to the Board’s effectiveness. The Board does not have a formal policy regarding director diversity, but considers how the differences in its directors’ backgrounds broaden its business perspective. All candidates for director are reviewed in the same manner, regardless of the source of the recommendation. For details on how stockholders may submit nominations for directors, see “Other Important Information.”

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Certain Relationships and Related Transactions
The Company intends that all transactions with affiliates are to be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board’s fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. Pursuant to the terms of the written Audit Committee Charter, one of the responsibilities of the Audit Committee is to review related party transactions. See “Audit Committee: Related Party Transactions.”

Communicating with the Board of Directors
Any stockholder or other interested party may communicate with the Board, any committee of the Board or any director by writing to: Terex Corporation, c/o Secretary and General Counsel, 301 Merritt 7, Norwalk, CT 06851. The Secretary has the discretion to disregard inappropriate or irrelevant communications such as advertisements, solicitations, and product inquiries. All relevant communications to the Board will be delivered to the Non-Executive Chairman. The Secretary will recommend whether it is appropriate for the communications to be provided to the full Board, a Committee of the Board or a select group of members of the Board.
Any stockholder or other interested party wishing to ask questions or raise concerns with any director of the Board may also file a report through The Terex Helpline online, at www.ethicspoint.com, or by telephone, at 1-866-493-1856 or 1-866-ETHICSP. The Terex Helpline is a confidential and, upon request, anonymous reporting system available 24/7 that is administered by an independent third-party provider. All communications received through The Terex Helpline are available to the Board.

Director Compensation
The objectives of the Company’s compensation program for outside directors are to: (i) attract and retain independent, high caliber outside directors who are not affiliated with the Company and who provide a balanced experience and knowledge base within the Board; (ii) require a meaningful stock ownership in the Company to align the interests of the outside directors with those of the stockholders; and (iii) provide a total compensation opportunity that approximates the 50th percentile of the Benchmark Companies (as defined below).
In 2024, the Compensation and Human Capital Committee reviewed the Company’s outside directors’ compensation program and approved certain changes to better align the compensation program with the Benchmark Companies. In considering changes to the compensation for the Board, the Compensation and Human Capital Committee noted that the Company’s outside director annual retainer had not changed since 2022. As a part of its review, the Compensation and Human Capital Committee retained its independent compensation consultant to prepare a report analyzing the Company’s outside directors’ compensation program in comparison with the Benchmark Companies. As a result of such comparison and analysis, the Compensation and Human Capital Committee determined that, effective in 2025, the Non-Executive Chairman retainer should be increased from $150,000 to $170,000 and the director compensation should be increased from $240,000 to $270,000, as further detailed below.
The compensation program for outside directors has two
principal components: (i) an annual retainer for service as a Board member; and (ii) an annual retainer for service on a committee or as Non-Executive Chairman/Lead Director. The program is designed to encourage outside directors to receive a significant portion of their annual retainer for Board service in the Company’s Common Stock, to enable directors to defer receipt of their fees and to satisfy the Company’s Common Stock ownership objective for outside directors. The program does not include the payment of additional fees per meeting, as each director is expected to prepare for and participate in all meetings during the year and provide a continuous year-round effort regardless of the formal meeting calendar.
Directors who are employees of the Company receive no additional compensation by virtue of being directors of the Company. All directors of the Company are reimbursed for travel, lodging and related expenses incurred by attending Board meetings, committee meetings and other activities in furtherance of their responsibilities as members of the Company’s Board.
In 2024, each director received the equivalent of $240,000 for service as a Board member (or a prorated amount if a director’s service began other than on the day of last year’s annual meeting). Beginning in 2025, each director will receive the equivalent of $270,000 for service as a Board member (or a prorated amount if a director’s service began other than on the day of the Annual Meeting). Each director may elect to receive their fee in (i) shares of Common Stock currently, which may be deferred into the

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stock fund of the Company’s Deferred Compensation Plan, (ii) cash, (iii) cash deferred into the bond fund of the Company’s Deferred Compensation Plan, or (iv) any two of the preceding alternatives in equal amounts. If a director elects to receive shares of Common Stock currently without deferral into the stock fund of the Company’s Deferred Compensation Plan, then 40% of this amount is paid in cash to offset the tax liability related to such election. For purposes of calculating the number of shares of Common Stock into which any fixed sum translates, Common Stock is valued at its per share closing price on the NYSE on the day immediately preceding the grant date.
Each director is expected to accumulate (for a new director, over the first four years of Board service), the number of shares of Common Stock that is equal in market value to three times the annual retainer for Board service ($720,000 for 2024 and $810,000 for 2025). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. Until such time as a director achieves the ownership objective or if a director shall at any time fall below the ownership objective, directors are expected to invest at least half of their annual retainer in shares of Common Stock until the director has satisfied the ownership objective.
Each director who serves as Non-Executive Chairman/Lead Director or on a committee of the Board receives an annual committee retainer as set forth in the table below:

Committee/Board Position*	Retainer in 2024	Retainer in 2025
Non-Executive Chairman	$150,000	$170,000
Lead Director	N/A	N/A
Audit Committee Chair	$35,000	$35,000
Compensation and Human Capital Committee Chair	$35,000	$35,000
Governance, Nominating and Corporate Responsibility Committee Chair	$25,000	$25,000
Audit Committee Member	$10,000	$10,000
Compensation and Human Capital Committee Member	$10,000	$10,000
Governance, Nominating and Corporate Responsibility Committee Member	$10,000	$10,000
*A Committee Chair shall only receive a committee chair retainer and not a committee member retainer as a result of chairing a committee. In the event the Non-Executive Chairman/Lead Director serves on any committees as either a committee chair or committee member, the Non-Executive Chairman/Lead Director will be eligible to receive a committee retainer in addition to the Non-Executive Chairman/Lead Director retainer.
The retainers listed above are payable in cash and may be deferred into the bond fund of the Company’s Deferred Compensation Plan. For a director whose service begins other than on the day of the annual meeting, any retainer is prorated. If the Company does not hold an annual meeting by the end of May in any year, then any retainer that is scheduled to be paid following the annual meeting shall begin to be paid on the last business day of May.
A director who leaves the Board at any time during the year, for any reason, will retain any retainer payments already received for such year. The Compensation and Human Capital Committee has discretion to authorize the payment of additional fees to any director under extraordinary circumstances. It is the expectation of the Compensation and Human Capital Committee that it will review the Outside Director Compensation Policy and the outside director compensation programs of the Benchmark Companies every two to four years, although it may review them more frequently as circumstances warrant.
The compensation paid to the Company’s outside directors in 2024 is summarized in the following table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compens-ation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
Paula H. J. Cholmondeley	$285,000	$0	$0	$0	$0	$0	$285,000
Donald DeFosset	$225,000	$0	$0	$0	$0	$0	$225,000
Thomas J. Hansen	$60,000	$0	$0	$0	$0	$0	$60,000
Sandie O’Connor	$39,818	$240,000	$0	$0	$0	$0	$279,818
Christopher Rossi	$20,000	$240,000	$0	$0	$0	$0	$260,000
Andra Rush	$260,000	$0	$0	$0	$0	$0	$260,000
David A. Sachs	$258,544	$240,000	$0	$0	$0	$0	$498,544
Seun Salami	$20,000	$240,000	$0	$0	$0	$0	$260,000

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DIRECTORS AND GOVERNANCE
(1)See Note M – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock awards.
(2)The grant date fair value of each stock award computed in accordance with FASB ASC Topic 718 is the following: Ms. O’Connor, $240,000 (annual retainer paid on May 24, 2024); Mr. Rossi, $240,000 (annual retainer paid on May 24, 2024); Mr. Sachs, $240,000 (annual retainer paid on May 24, 2024); and Mr. Salami, $240,000 (annual retainer paid on May 24, 2024).

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, by each director, by each director nominee, by each executive officer of the Company named in the summary compensation table, and by all directors and executive officers as a group, as of February 28, 2025 (unless otherwise indicated below). Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after February 28, 2025, pursuant to an exercise of options or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
FMR LLC 245 Summer Street Boston, MA 02210	8,782,286(4)	13.3%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	8,697,059(5)	13.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,705,100(6)	10.1%
Paula H. J. Cholmondeley	32,584	*
Donald DeFosset	185,250	*
Simon Meester	113,365	*
Sandie O’Connor	36,934	*
Christopher Rossi	23,610	*
Andra Rush	21,983	*
David A. Sachs	428,227(7)	*
Seun Salami	7,005	*
Julie Beck	84,489	*
Kieran Hegarty	172,766	*
Scott Posner	51,055	*
Joshua Gross	19,776	*
All directors and executive officers as a group (14 persons)	1,280,297	1.9%
*Amount owned does not exceed one percent (1%) of the class so owned.
(1)Unless indicated otherwise, each person’s principal address is c/o Terex Corporation, 301 Merritt 7, 4th Floor, Norwalk, CT 06851.
(2)Certain executive officers and directors maintain margin securities accounts, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debt balances, if any, in the accounts. At March 1, 2025, no executive officer or director had a debt balance in such accounts.
(3)As of February 28, 2025, the Company had 66,212,138 shares of common stock outstanding.
(4)FMR LLC (“FMR”) filed a Schedule 13G/A on February 12, 2025, disclosing the beneficial ownership of 8,782,286 shares of Common Stock. This includes FMR having sole voting power over 8,777,497 shares of Common Stock and sole dispositive power over 8,782,286 shares of Common Stock.
(5)BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A on November 8, 2024, disclosing the beneficial ownership of 8,697,059 shares of Common Stock. This includes BlackRock having sole voting power over 8,533,141 shares of Common Stock and sole dispositive power over 8,697,059 shares of Common Stock.
(6)The Vanguard Group (“Vanguard”) filed a Schedule 13G/A on January 31, 2025, disclosing the beneficial ownership of 6,705,100 shares of Common Stock. This includes Vanguard having shared voting power over 59,545 shares of Common Stock, sole dispositive power over 6,566,643 shares of Common Stock and shared dispositive power over 138,457 shares of Common Stock.
(7)Includes 8,300 shares of Common Stock owned by Mr. Sachs’ wife. Mr. Sachs disclaims the beneficial ownership of such shares. Includes 137,500 shares of Common Stock owned by a family limited liability company.

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PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Pursuant to rules under the Dodd-Frank Act, the Board is asking the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.
The Board remains committed to sound corporate governance practices and shares the interest of stockholders in maintaining effective performance-based executive compensation programs at the Company. The Board believes that the Company’s executive compensation programs have a proven record of effectively aligning pay with performance and attracting and retaining highly talented executives. The Board strongly encourages you to review the Compensation Discussion and Analysis and compensation tables in this Proxy Statement for detailed information on the extensive processes and factors the Committee considered when establishing performance and pay targets and in making decisions regarding actual payouts under the Company’s short and long-term performance based incentive plans.
Accordingly, the Board recommends that stockholders vote FOR the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Board. Although non-binding, the Board and the Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation programs.

The Board recommends a vote FOR the approval of the advisory resolution on executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
In this Compensation Discussion and Analysis (“CD&A”), we describe key principles and approaches used to determine elements of compensation paid or awarded to and earned by the following Named Executive Officers whose compensation is set forth in the “Summary Compensation Table”:
•Simon Meester, President and Chief Executive Officer;
•Julie A. Beck, Former Senior Vice President and Chief Financial Officer;
•Kieran Hegarty, President, Materials Processing;
•Scott J. Posner, Senior Vice President, General Counsel and Secretary; and
•Joshua Gross, President, Aerials.
This CD&A should be read in conjunction with the accompanying compensation tables, corresponding footnotes and narrative discussion, as they provide information and context to the compensation disclosures. Additionally, this CD&A should be read in conjunction with our advisory vote on executive compensation, which can be found under “Proposal 2: Advisory Vote to Approve the Compensation of the Named Executive Officers.”
The Compensation and Human Capital Committee of the Board (the “Committee”) continually reviews the compensation programs for the Company’s executive officers, including the Named Executive Officers (as defined in the Executive Compensation Tables section below), to ensure they achieve the desired goals of aligning the executive compensation structure with the Company’s stockholders’ interests and current market practices. The Company’s executive compensation programs are based on the following core principles:
•be competitive with peers to effectively attract and retain talented executives;
•achieve a balance between short-term and long-term compensation;
•foster an ownership culture through the use of equity awards in order to align the interests of executives and stockholders;

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•avoid excessive or unnecessary risk taking; and
•take into account the volatility and cyclicality of the Company’s business and industry.

What We Do
✓ We link a substantial portion of total executive compensation directly to performance.
✓ We utilize a mix of performance measures in our incentive plans that align with value creation.
✓ We use quantifiable and measurable performance metrics and goals that are clearly disclosed.
✓ We benchmark compensation against practices in similarly-sized general industry companies.
✓ We target compensation at market median for comparable positions.
✓ We provide significant upside and downside potential for superior and low performance.
✓ We establish threshold levels of performance and we cap payouts at 200% of the target award.
✓ We maintain minimum vesting requirements for our time-based equity awards.
✓ We maintain rigorous stock ownership guidelines for our executive officers.
✓ We have a stand-alone clawback policy and maintain additional clawback provisions in our incentive compensation plan and award agreements.
✓ We have an independent Compensation and Human Capital Management Committee which is advised by an independent external compensation consultant.
✓ We engage with stockholders on executive compensation matters each year.
✓ We conduct an annual say-on-pay vote and consider the results when evaluating our executive compensation arrangements.

What We Don’t Do
☒ No repricing or exchange of any equity awards without shareholder approval.
☒ No excessive perquisites.
☒ No excise tax gross-ups on any change-in-control benefits.
☒ No single-trigger accelerated vesting in change-in-control agreements (double-trigger provisions).
☒ No guaranteed compensation or guaranteed increases.
☒ No employment agreements with executive officers, except where legally required, in which case they follow market norms.
☒ No severance payments to executive officers who retire.
☒ No dividends paid on unvested restricted share units or performance share units until such awards vest.

Key Highlights - Paying for Performance
The Company’s results in 2024 and actions taken by the Committee since January 1, 2024 demonstrate the Committee’s commitment to paying for performance. Key highlights include the following:
•Full-year sales of $5.1 billion.
•Full-year adjusted earnings per share of $6.11, the second highest in the Company’s history.1
•Full-year adjusted operating margins of 11.3%.1
•The Company returned $92 million to its shareholders, including $46 million in share repurchases and $46 million in dividends.
•The Company generated $190 million of free cash flow.1
1Adjusted earnings per share, adjusted operating margin and free cash flow are non-GAAP measures. Refer to Appendix A for definitions and reconciliations to comparable GAAP measures.

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•The Company’s five year total stockholder return (2020-2024) was approximately 64%.
•The compensation granted in 2024 to the Named Executive Officers was predominantly performance-based and/or linked to the Company’s equity performance.

CEO’s 2024 Total Direct Compensation Mix	Other NEO’s 2024 Total Direct Compensation Mix

☐ Base Salary
☐ Performance-based annual incentive compensation
☐ Long-term incentive compensation (performance-based and time-based restricted stock awards)
☐ Compensation that is at risk
•Our executive compensation program design has resulted in a strong correlation between the Company’s total stockholder return and the total realized compensation of the Company’s CEO during the last three fiscal years.
*    Total Realized Compensation represents: Total compensation, as determined under applicable SEC rules, minus (1) the aggregate grant date fair value of performance-based restricted stock awards that have either been forfeited or whose performance has not yet been achieved and (2) the year-over-year change in pension value and nonqualified deferred compensation earnings, plus (3) the grant date fair value of the performance-based restricted stock awards earned (included in the year earned) and (4) the earnings of options exercised in the year exercised. The Committee believes it is important to compare the Company’s performance with the CEO’s total realized compensation because the total compensation amount included in the Summary Compensation Table includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized.
**    Total Stockholder Return represents the change in market value of $100, including reinvestment of dividends, invested in Terex stock for the period commencing December 31, 2021 through December 31, 2024.

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•The Company continued its long-standing engagement efforts with its stockholders both during and outside of the proxy season.
▪As part of its shareholder outreach program, in 2024, stockholders accounting for approximately 57% of the Company’s outstanding shares were contacted and offered the opportunity to meet with the Company’s Committee Chairman to discuss compensation matters. The Committee Chairman held discussions with two of the Company’s largest stockholders (accounting for over 9% of the Company’s outstanding shares) regarding the Company’s executive compensation program.
▪Additionally, all of the Company’s stockholders were given the opportunity to ask questions of the Committee’s chairperson and provide feedback on the Company’s executive compensation program at last year’s annual meeting of stockholders.
▪The Company’s CEO, CFO and Investor Relations team engage in frequent communication with the Company’s stockholders and analysts.

Executive Compensation Program
The Committee is composed of solely independent directors committed to applying sound governance practices to compensation decisions. The Committee considers a variety of reports and analyses, such as market survey data, compensation tally sheets and compensation data of peer companies, when making decisions regarding target compensation opportunities and the delivery of awards to the Company’s executives, including the Named Executive Officers.
The Committee has the sole authority to hire and dismiss the outside compensation consultants to the Committee. For 2024, the Committee retained Pay Governance LLC (“Pay Governance”), an independent, outside consultant, to support it in determining the compensation of the Company’s executive officers. Pay Governance was not given a narrow list of instructions, but rather was engaged to provide the Committee with any and all information and advice that might assist the Committee in performing its duties and analyzing executive pay packages. In accordance with the Guidelines, the Committee’s compensation consultant did not provide the Company with any other services.
Pay Governance performed a comprehensive analysis of the compensation practices of the Benchmark Companies and provided the Committee with compensation data, including updates regarding trends in executive compensation that the Committee utilized in making its decisions. The comprehensive analysis performed by Pay Governance indicated that the Committee’s mix of target total compensation is in line with typical market practice. In 2024, the target total cash, target long-term incentives and target total compensation provided to the Company’s executives, in the aggregate, were below the median of the Benchmark Companies primarily due to lower tenured executives.
Compensation Objectives and Principles: The objectives of the Company’s executive compensation program are to: (i) attract and retain executives with the skills critical to the long-term success of the Company; (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value; and (iii) link a significant portion of compensation to achieving performance goals and appreciation in the total stockholder return of the Company, so as to align the interests of the executives with those of the stockholders.
The Committee believes that its objectives of pay for performance and retention should be balanced and appropriately competitive with the Company’s peers and competitors, so that successful, high-achieving executives will remain motivated and committed to the Company during all phases of the business cycle. The Committee also believes that generally more than half of an executive’s total compensation opportunity should be aligned with the performance of the Company. As executives progress to higher levels in the Company they have a greater ability to affect the Company’s results and should have an increasing proportion of their pay linked to Company performance and stockholder returns. Annual and long-term incentive compensation opportunities should promote the appropriate focus on short- and long-term individual and corporate strategic business results. Long-term stock-based compensation opportunities should represent a larger proportion of total compensation for Named Executive Officers than short-term cash-based opportunities. Challenging but achievable annual objectives should be compatible with sustainable long-term performance. The allocation in compensation between short and long-term compensation is generally based on employment market conditions with an emphasis on attraction and retention, as well as attempting to motivate executive officers to achieve excellent results.
Stockholder Engagement: Engagement with its stockholders is a key component of the Company’s corporate governance practices. The Committee seeks and is open to input from its stockholders regarding the Company’s executive compensation program.
The Committee also believes it is important for stockholders to have the ability to voice their comments or concerns on the Company’s executive compensation

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practices. Accordingly, in 2024, during the annual meeting, the Company gave stockholders the opportunity to ask questions of the Committee chairperson and provide feedback on the Company’s executive compensation program. The Committee’s chairperson will be available at the Annual Meeting to answer any stockholder questions on compensation in a further effort to engage with stockholders on compensation matters.
The Committee took note of the continued strong stockholder support in recent years reflected in the advisory vote on the compensation of the Company’s Named Executive Officers (approximately 94% or more voted in favor in each of the last ten years, with over 97% voting in favor in 2024). However, the Committee still believed it was important to continue to engage with stockholders on compensation matters. Consequently, in 2024, stockholders accounting for approximately 57% of the Company’s outstanding shares were contacted and offered the opportunity to meet with the Company’s Committee Chairman to discuss compensation matters.
The Committee Chairman held discussions with two of the Company’s largest stockholders (accounting for over 9% of the Company’s outstanding shares) regarding the Company’s executive compensation program.
Based on these discussions, along with the results of the advisory vote of the compensation of the Company’s Named Executive Officers, the Company learned that its stockholders continue to generally approve of the Company’s overall executive compensation program and understand the performance oriented nature of the Company’s executive compensation program. The stockholders were very appreciative of the Company’s outreach and also offered comments and suggestions about some of the elements of, and performance metrics used in, the Company’s executive compensation program. The Committee has taken feedback received into consideration in its ongoing efforts to improve the Company’s executive compensation program and the quality of its compensation disclosures.

Executive Compensation Practices
Peer Group: The Committee designs the Company’s total compensation program to be motivational and competitive with the programs of other corporations. The corporations included in the Company’s peer group have been selected based on criteria such as:
•having comparable revenues, assets and market capitalization as the Company;
•being from a similar industry with which the Company competes for executives; and
•being a manufacturing corporation that may not be in the same industry as the Company but that provides similar returns to their stockholders (collectively, the “Benchmark Companies”).
In keeping with current best practices, an annual review of the Company’s peer group was conducted and the Committee analyzed the composition of the Benchmark
Companies. In conducting its annual review in 2024, the Committee determined that all of the Benchmark Companies continued to have revenues that were between one-third and three times the Company’s revenue. However, the Company’s revenue was positioned above the median of the Benchmark Companies. In order to position the Company’s revenue closer to the median of the Benchmark Companies, the Committee decided to remove Crane Co, Kennametal Inc., The Manitowoc Company, Inc. and REV Group, Inc., as well as Lennox International Inc., which had the lowest correlation to the Company, and to add the following four manufacturing companies: AGCO Corporation, BorgWarner Inc., Lincoln Electric Holdings, Inc. and Regal Rexnord Corporation.
The companies currently comprising the Benchmark Companies are:

Peer Group
•AGCO Corporation
•Allison Transmission Holdings, Inc.
•American Axle & Manufacturing Holdings, Inc.
•BorgWarner Inc.
•Carlisle Companies Inc.
•Dana Inc.
•Dover Corporation
•Flowserve Corporation
•The Greenbrier Companies, Inc.
•Hubbell Inc.

•Hyster-Yale Materials Handling, Inc.
•Lincoln Electric Holdings, Inc.
•Oshkosh Corporation
•Pentair plc
•Regal Rexnord Corporation
•Rockwell Automation, Inc.
•The Timken Company
•Trinity Industries Inc.
•Westinghouse Air Brake Technologies Corporation

Compensation Recoupment Policy: In 2023, the Board and Committee adopted the Terex Corporation Clawback Policy (the “Clawback Policy”), which adheres to the rules of the SEC and the listing standards of the NYSE. The Clawback Policy requires the Board/Committee to recoup certain incentive-based compensation granted to, paid to or deferred by current and former Section 16 officers of the Company (“Covered Officer(s)”) in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting

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COMPENSATION
requirement under the securities laws. Under the Clawback Policy, unless an exception applies, the Board/Committee will require recoupment if it determines that incentive-based compensation received by a Covered Officer exceeds the amount of incentive-based compensation that otherwise would have been received, had it been calculated based on the restated amounts.
The Board and Committee have additional discretionary authority, via a clawback provision in the Terex Corporation Amended and Restated 2018 Omnibus Incentive Plan (the “2018 Omnibus Plan”), to recover all or a portion of any incentive award granted or paid to an executive in the event the award is affected by a restatement of the Company’s financial results caused by errors, omissions or fraud. This policy is in addition to the requirements of Sarbanes-Oxley Act of 2002.
In 2024, the Committee determined that additional clawback language should be included in all of the Company’s long-term time-based and performance-based incentive awards, as well as the Company’s annual incentive awards under the 2018 Omnibus Plan. The terms of such award agreements now provide that the Committee may recoup incentive-based compensation, including all time-based and performance-based compensation, if: (i) the award recipient intentionally violates his or her fiduciary duty to the Company, or a written policy of the Company, including, without limitation, the Company’s code of ethics and conduct, and any written policy related to harassment, discrimination or retaliation; (ii) the award recipient engages in conduct, or oversees a team member who engages in conduct, and knew of or was willfully blind to such conduct, that could give rise to a termination for cause (even if the Company does not actually terminate the team member); (iii) the award recipient breaches the terms of any confidentiality or other restrictive covenant term or agreement, in each case, owed to or in favor of the Company; or (iv) the award recipient commits any act or omission which is, or is reasonably likely to be, materially adverse or injurious (financially, reputationally or otherwise) to the Company or any of its affiliates.
Insider Trading Policy: The Company has adopted an insider trading policy (the “Insider Trading Policy”), which governs the purchase, sale and other dispositions of Company securities by directors, officers, employees, and other individuals associated with the Company, as well as by the Company itself, and which the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards. The full text of the Insider Trading Policy is included as Exhibit 19.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 7, 2025.
Anti-Hedging and Anti-Pledging Policy: The Company’s Insider Trading Policy prohibits Terex team members and directors from making short sales of Terex securities and from engaging in speculative trading in Terex securities, including trading for speculative purposes in puts, calls, publicly traded options or similar instruments on Terex securities. The Company’s Insider Trading Policy also prohibits Terex team members and directors from purchasing Terex securities on margin or Terex securities in a margin account or otherwise pledging Terex securities as collateral for a loan.
Stock Ownership Guidelines: The Company has stock ownership guidelines to encourage acquisition and retention of the Company’s Common Stock and to foster an ownership culture, thereby aligning the executives’ interests with the long-term interests of the Company’s stockholders. These ownership guidelines are based on a multiple of each executive’s base salary. Shares that count toward meeting the ownership guidelines include shares held outright by the executive, unvested time-based restricted stock or stock units, unvested performance-based stock where performance has been achieved (but these shares remain unvested and only vest in accordance with the original terms of the stock award) and any shares acquired through a Company benefit plan. Unearned performance-based shares/units and unexercised stock options are not counted toward meeting the ownership guidelines. Executive officers are required to achieve their target ownership level within five years of appointment to their position. The following table shows the Named Executive Officers’ ownership levels and their achievement of the relevant target levels as of December 31, 2024:

Named Executive Officer	Annual Salary ($)	Target Ownership Level Guideline (# times base salary)	Total Stock Ownership ($)	Total Stock Ownership versus Annual Salary (#)
Simon Meester	$925,000	6.0 times	$2.9 million	3.1 times
Julie Beck	$643,750	3.0 times	$2.8 million	4.3 times
Kieran Hegarty*	$540,935	2.5 times	$6.9 million	12.8 times
Scott Posner	$545,300	2.0 times	$1.6 million	3.0 times
Joshua Gross	$475,000	2.5 times	$0.6 million	1.2 times
*    Mr. Hegarty received his 2024 salary in Pounds Sterling. Amount shown is converted into U.S. Dollars at an average rate of £1.00 = $1.2818.

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Executive Compensation Components
The executive compensation program has three principal components: short-term compensation (base salary and annual incentive), long-term incentive compensation and post-employment compensation, each of which is described below.
While each component of compensation is considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive when making its decisions.

Short-Term Compensation
Base Salary: Base salary is determined by evaluating the responsibilities of the position held, the individual’s experience in his/her current position, current performance, future potential and the competitive marketplace for executive talent. The Company’s objective is to provide its executive officers with competitive base salaries that are, on average, at the median of the Benchmark Companies. Base salaries are reviewed annually to ensure that strong individual performance is reflected in any increase in an executive’s base salary level. The Committee approved the following annual base salary levels for the Named Executive Officers in 2024.

Named Executive Officer	Base Salary Effective April 1, 2024	Prior Base Salary
Simon Meester	$925,000*	$925,000*
Julie Beck	$643,750	$625,000
Kieran Hegarty	$540,935**	$505,314***
Scott Posner	$545,300	$510,000
Joshua Gross	$475,000****	$475,000****
* Mr. Meester’s salary was increased effective January 1, 2024, from $553,025 to $925,000, as a result of his role expanding from President, Aerial Work Platforms to President, Chief Executive Officer.
** Mr. Hegarty received his 2024 salary in Pounds Sterling. Amounts shown are converted into U.S. Dollars at an average rate of £1.00 = $1.2818.
*** Mr. Hegarty received his 2023 salary in Pounds Sterling. Amounts shown are converted into U.S. Dollars at an average rate of £1.00 = $1.2393.
**** Mr. Gross’ salary was increased effective January 1, 2024, from $285,843 to $475,000, as a result of his role expanding from Vice President, Global Strategy and Product Management to President, Genie.

The Committee believed that the annual base salary increases to Messrs. Hegarty and Posner and Ms. Beck of 3%–6.9% were within the range of base salary increases provided by the Benchmark Companies and appropriate given the positioning of their compensation levels relative to the market data.
The Committee believes that the base salaries in 2024 for the Company’s Named Executive Officers were, in the aggregate, below the median of the Benchmark Companies primarily due to lower tenured executives.
Annual Incentive Program: In addition to base salary, each executive officer was eligible to participate in the Company’s annual incentive program under the 2018 Omnibus Plan, which was adopted by the Board and approved by the stockholders of Terex in 2018 and in 2021. The Committee’s objective is to provide the Company’s executive officers with an annual incentive opportunity that is competitive with annual incentive target percentage ranges for the Benchmark Companies. The goal of the management annual incentive program is to provide annual incentive opportunity and reward executive officers when their actions drive the overall performance of the Company. While there is downside risk to the executive officer in having a performance component that can result in no award, there is also an upside opportunity if the Company and the individual both perform at or above expectations. This meets the Committee’s objective that superior performance that adds value to the Company and its stockholders should be rewarded and performance that does not meet expectations should have adverse consequences. For 2024, the Committee, in its sole discretion, could decrease or eliminate the payment of an annual incentive award to any participant under certain extraordinary events in accordance with the annual incentive program.
Annual incentive payouts are based upon the Company’s performance and the executive’s individual performance, both measured against previously determined targets. The individual targets include both financial and non-financial metrics, and contain individual and Company performance measures. Mr. Meester’s annual incentive target for 2024 was 110% of his base salary. The annual incentive targets of the other executive officers generally range from 65% - 75% of their base salary. The Committee believes this is consistent with its philosophy of paying for superior performance.
In 2024, 80% of the annual incentive target for each of the Named Executive Officers was based upon financial targets determined at the overall Terex consolidated level and the other 20% was based on individual performance metrics.

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Named Executive Officer (Other than CEO) Annual Incentive Targets:
Quantitative Targets: The Committee, with the assistance of its compensation consultant, conducted a review of the metrics used by the Company, the Benchmark Companies and other manufacturing companies, as well as the number of metrics used by such other companies. The Committee determined that using two performance metrics continued to be most prevalent among both the Benchmark Companies and other manufacturing companies. It was determined that net working capital as a percentage of net sales (“NWC”) and operating profit of the Company (“Operating Profit”) would be the two financial metrics for the Company’s 2024 annual incentive program as they both aligned with and supported the Company’s business strategy and goals for 2024.
The Committee wanted management focused on driving Operating Profit in 2024; therefore, 75% of the quantitative portion of the annual incentive program was based on Operating Profit. Operating Profit is defined as earnings before interest, other non-operating income (loss) and taxes and excludes certain unusual and non-recurring items such as one-time gains and losses, restructuring and related costs, and acquisition and divestiture impacts. The Committee continued to believe it was appropriate to have Operating Profit measured at the segment level for segment leadership in order to best drive performance. As a result, 2/3 of Mr. Hegarty’s Operating Profit portion was based on Materials Processing’s (“MP”) performance and 1/3 of Mr. Hegarty’s Operating Profit portion was based on overall Company performance. Similarly, 2/3 of Mr. Gross’ Operating Profit portion was based on Genie’s performance and 1/3 of Mr. Gross’ Operating Profit portion was based on overall Company performance.
It was also important to the Committee that the Company focus on its working capital; therefore, 25% of the quantitative portion of the annual incentive program was based on NWC. NWC is trade receivables (net of allowance) plus inventory, less trade accounts payable and customer advances, divided by net sales for the trailing twelve months. The NWC amount was calculated on a quarterly basis and performance was measured based on how the Company performed against its annual operating plan targets.
The Committee believes NWC is an important metric as strong NWC augments the Company’s cash conversion characteristics and performance overall. The Committee believes management should be managing the net working capital levels in relation to the Company’s net sales and the calculation of NWC is a good way to measure management’s success at managing the Company’s net working capital levels. In 2024, the net working capital metric was measured as a percentage of quarterly sales annualized to align with how the Company reports on this metric for its investors.
For 2024, the quarterly targeted NWC amounts are set forth below and the targeted Operating Profit was $682 million for the Company, $358 million for Genie, and $355 million for MP, which amounts were based upon the 2024 operating plan of the Company, approved by the Board in early 2024. The following tables indicate the correlation between the Company’s NWC, the Company’s Operating Profit performance and the payout percentage of the quantitative portion of the annual incentive target:

25%					75%
2024 NWC Achievement %					2024 Operating Profit Achievement
Q1 2024	Q2 2024	Q3 2024	Q4 2024	2024 NWC Payout Matrix % *	2024 Terex Operating Profit Achievement ($ millions)	2024 MP Operating Profit Achievement ($ millions)	2024 Genie Operating Profit Achievement ($ millions)	2024 Terex/ MP/Genie Operating Profit Payout Matrix % *
25.6%	24.0%	24.6%	23.8%	0%	Less than $478	Less than $248	Less than $250	0%
24.6%	23.0%	23.6%	22.8%	25%	$478	$248	$250	25%
23.6%	22.0%	22.6%	21.8%	50%	$546	$284	$286	50%
22.6%	21.0%	21.6%	20.8%	75%	$614	$319	$322	75%
21.6%	20.0%	20.6%	19.8%	100%	$682	$355	$358	100%
20.6%	19.0%	19.6%	18.8%	125%	$750	$390	$394	150%
19.6%	18.0%	18.6%	17.8%	150%	$819 or more	$426 or more	$429 or more	200%
18.6%	17.0%	17.6%	16.8%	175%
17.6%	16.0%	16.6%	15.8%	200%
* Results between the thresholds will be interpolated.
Qualitative Targets: Individual performance for each of the Named Executive Officers can include all or any combination of segment performance, business unit performance, personal goals, as well as other financial and non-financial measurements and milestones. The CEO is responsible for determining individual performance

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measurements for each of his direct reports. The individual performance calculation for the Named Executive Officers, other than the CEO, is done on a holistic basis in evaluating the achievement of such goals rather than based upon a rigid formula. The difficulty in achieving the targeted goals depends on a variety of factors, some of which are in the executive’s control and some of which are not. These targets are established annually based on the Company’s operating plan for the coming year and in conjunction with the executive’s annual review by the CEO. If the Company achieves its operating plan objectives for the year, the Committee believes the goals are attainable. Unlike the quantitative targets, the maximum payout percentage for qualitative targets is 100%, although the CEO and the Committee retain discretion to pay up to 120% on a case-by-case basis for extraordinary performance. This is done in an effort to increase the alignment of the executives’ interests and the Company’s stockholders.
The Company’s NWC for 2024, calculated in accordance with the Company’s annual incentive plan, was 22.7%, 22.2%, 26.3% and 27.3% for the first, second, third and fourth quarters of 2024, respectively, which resulted in a payout of 29.3% of target for this metric. The Company’s Operating Profit, as adjusted for certain unusual and non-recurring items and calculated in accordance with the
Company’s annual incentive plan, for 2024 was $531 million, which resulted in a payout of 45% of target for this quantitative metric. MP’s Operating Profit, as adjusted for certain unusual and non-recurring items and calculated in accordance with the Company’s annual incentive plan, for 2024 was $257 million, which resulted in a payout of 40% of target for this quantitative metric. Genie’s Operating Profit, as adjusted for certain unusual and non-recurring items and calculated in accordance with the Company’s annual incentive plan, for 2024 was $275 million, which resulted in a payout of 42% of target for this quantitative metric.
Inclusion Stretch Incentive: In 2024, the Committee approved an inclusion stretch incentive, based on 0.75% improvement measurements, in an effort to further advance the Company’s culture and inclusion initiatives. This inclusion stretch incentive was discontinued in 2025.
In 2024, if the Company achieved certain inclusion stretch targets, all management incentive bonus participants were eligible to receive an additional 10% of the individual’s target annual incentive percentage (subject to increases or decreases as described below). The 2024 inclusion stretch incentive targets were as set forth below:

Inclusion Target	Measurement	2024 Target	Number of Points	2024 Achievement
Women in Leadership	0.75% improvement measured globally	20.75%	2	19.30%
Women in Management	0.75% improvement measured globally	20.85%	2	20.29%
Women in Line Roles	0.75% improvement measured globally	16.33%	2	16.24%
Women Overall	0.75% improvement measured globally	19.87%	2	19.89%
Ethnic Groups in Leadership	0.75% improvement measured in U.S.	13.25%	2	13.04%
Ethnic Groups in Management	0.75% improvement measured in U.S.	14.84%	2	16.21%
Ethnic Groups in Indirect Manufacturing/SG&A	0.75% improvement measured in U.S.	21.44%	2	24.93%
The total available points for the Named Executive Officers was 14 points. If the Company achieved 10 points, payout would be at the 10% level. Achievement of 6 points would result in a 5% payout level and achievement of 14 points would result in a 15% payout level. The Committee believed these targets were set at appropriate stretch levels. In 2024, the Named Executive Officers achieved 6 points and therefore a 5% payout.
The following table shows the total 2024 annual incentive payout under the 2018 Omnibus Plan and details the annual incentive amount that was earned for the quantitative and qualitative portions of the 2024 annual incentive award for each of the Named Executive Officers other than the CEO.

Name	Amount for Achievement of NWC	Amount for Achievement of Terex Operating Profit	Amount for Achievement of MP Operating Profit	Amount for Achievement of Genie Operating Profit	Amount for Achievement of Qualitative Targets	Amount for Achievement of Stretch Inclusion Incentive	Total Annual Incentive Amount
Julie Beck	$28,088	$128,259	N/A	N/A	$95,863	$23,966	$276,176
Kieran Hegarty*	$23,574	$35,879	$64,527	N/A	$80,458	$20,115	$224,553
Scott Posner	$22,008	$100,497	N/A	N/A	$75,113	$18,778	$216,396
Joshua Gross	$18,092	$27,537	N/A	$51,870	$61,750	$15,438	$174,687
*Mr. Hegarty received his 2024 annual incentive award in Pounds Sterling. Amounts shown are converted into U.S. Dollars at an average rate of £1.00 = $1.2818.

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Mr. Meester Annual Incentive Targets:
Quantitative Targets: Consistent with the other corporate Named Executive Officers, the 2024 quantitative financial performance measures were NWC as a percentage of net sales and the Company’s Operating Profit for Mr. Meester and represented 80% of his annual incentive target.
Qualitative Targets: The following table provides a detailed listing of the qualitative performance measures, collectively representing 20% of Mr. Meester’s annual incentive target, that were considered by the Committee and their percentage weighting:

Performance Measure	Weighting of the Qualitative Target (%)	Goals
Safety and Sustainability	10%	Achieve a Total Recordable Injury Rate of 1.8 by end of December 2024. Achieve a Lost Time Rate of 0.49 by end of December 2024. Reduce emission intensity by 15% versus 2019 baseline. Reduce energy intensity by 15% versus 2019 baseline.
Talent and Culture	15%	Upgrade talent and build bench strength in senior leadership roles. Continue to make progress in our culture and inclusion journey by improving scores on key survey indices around supervisor behaviors, inclusive culture and accountability. Increase engagement by 2% year over year. Reduce turnover lower than 2023.
Financial, Governance & Compliance	35%	Meet or beat 2024 AOP targets. Assess and continuously improve Terex’s cyber resilience by continuously improving Terex’s cyber hygiene and speed of recovery in the event of a cyber incident or
		breach. Conduct compliance risk assessments and enterprise risk reviews. Address feedback on the Directors’ annual survey.
Strategy	40%	Develop and begin to execute the Terex growth strategy. Improve decremental margin performance. Deliver on footprint investments. Develop digital strategy and begin execution on at least one strategic digital initiative. Develop and start executing new Investor Relations strategy.
The following tables detail the quantitative and qualitative portions of Mr. Meester’s 2024 bonus amount:

Quantitative Annual Incentive Goal	Quantitative Annual Incentive Target Amount	Amount for Achievement of Quantitative Targets
NWC	$203,500	$59,626
Operating Profit	$610,500	$272,270
Total	$814,000	$331,896

Qualitative Annual Incentive Goal	Qualitative Annual Incentive Target Amount	Amount for Achievement of Qualitative Targets
Safety and Sustainability	$20,350	$20,350
Talent and Culture	$30,525	$30,525
Financial, Governance & Compliance	$71,225	$40,703
Strategy	$81,400	$81,400
Total	$203,500	$172,978
Due to the Company’s inclusion stretch incentive achievement, Mr. Meester earned an additional $50,875 (target amount was $101,750), which resulted in a total annual incentive amount of $555,749.
Benefits and Perquisites: The Company previously eliminated substantially all perquisites that applied to its executive officers other than benefits which are also provided generally to all other U.S.-based salaried employees, such as Company-paid life insurance and matching contributions in the Company’s 401(k) Plan and Employee Stock Purchase Plan, medical, dental and vision plans, flexible spending accounts, long and short-term disability coverage and relocation reimbursements and payments. In addition, executive officers, as well as certain other middle management team members of the Company, may elect to defer compensation and receive matching contributions in one of the Company’s deferred compensation plans.
Generally, perquisites granted to executive officers are allocated to their income and they are required to pay income taxes on such perquisites. The Company does not provide a tax gross up on executive perquisites except as they relate to certain relocation benefits or expatriate assignments.

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Long-Term Incentive Compensation
Long-Term Incentive Compensation: One of the primary components of the Company’s long-term incentive compensation is the granting of restricted stock and/or cash awards to executive officers, including awards which have a performance-based component. Stock awards have the dual objective of helping to build stockholder value while also serving to retain and motivate the Company’s senior leadership. Long-term incentive compensation is designed to provide wealth creation for executives if stockholder value is created.
The Company’s objective is to provide its executive officers with long-term incentive awards that are generally at the median of the award level at the Benchmark Companies. While long-term incentive awards may include cash and non-cash components, over the past several years all executive long-term incentives have been made in Company stock. The Committee made this determination to better align its objective with majority market practice, including the majority of the Benchmark Companies.
When determining the size of equity awards, the Committee also believes that there is merit in taking into account the amount of equity that an executive owns in the Company, and the Committee undertook an extensive review in 2024 of the equity ownership in the Company of each of the executive officers. However, the overriding factor in determining the size and amount of equity grants is ensuring that grants are motivational and measurable, while providing competitive equity grants that are determined based on grant date economic value. The Committee also takes into account that the Company competes for corporate management talent in high cost labor locations when determining the size and amount of equity grants. In 2024, the long-term incentive awards to the Named Executive Officers were, in the aggregate, below the median of the Benchmark Companies primarily due to lower tenured executives.
In 2024, the long-term compensation awards granted by the Company consisted of time-based restricted stock awards and performance-based restricted stock awards.
For each of the Named Executive Officers, 65% of the long-term incentive awards were allocated to performance-based restricted stock and 35% allocated to time-based restricted stock. The long-term incentive awards for the entire leadership team of the Company were more heavily performance-based than that of the rest of the Company because the Committee believes the senior leadership team has the highest level of decision-making in the Company and, therefore, has the greatest potential impact on the Company’s overall performance. As a result, the Committee believes their compensation should be more heavily weighted to the Company’s overall performance.

Long-Term Incentive Awards
Named Executive Officer	Performance-Based	Time-Based
Simon Meester	65%	35%
Julie Beck	65%	35%
Kieran Hegarty	65%	35%
Scott Posner	65%	35%
Joshua Gross	65%	35%

2024 Long-Term Incentive Awards: The Company’s policy is to make grants of long-term incentive awards in the first quarter of each calendar year, shortly after the Company’s prior year’s results are finalized and both the results and earnings guidance for the coming year are released publicly. The Committee does not take material nonpublic information into account when determining the timing or terms of the annual equity awards, nor is the purpose of the timing of such awards intended to affect the value of executive compensation.
Following that policy, in March 2024, the executive officers were granted long-term incentive awards. The grants for the executives contained both time-based awards and performance-based awards. Each time-based award will vest solely on the passage of time over a three-year period, with one-third of the time-based award vesting on March 15 of each of 2025, 2026 and 2027, to the extent the executive officer is still employed with the Company.
As in previous years, the performance-based awards were generally split between two performance metrics. For 2024, the Committee approved using both total shareholder return (“TSR”) and return on invested capital (“ROIC”) as the performance metrics for the performance-based awards.
The Committee continued to believe that TSR was an appropriate performance measure as it closely aligns this portion of executive pay with stockholder performance. The Committee continued to believe that ROIC was an appropriate performance measure for long-term incentive awards. ROIC is one of the primary measures to assess

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operational performance, as it measures how effectively the Company uses money invested in its operations, and the Committee believes this is a metric that is strongly aligned with longer-term performance and decision making. ROIC highlights the level of value creation when compared to the Company’s cost of capital. The after-tax measurement of ROIC is important because the Committee believes tax planning and management are important components of the Company’s overall performance. ROIC is determined by dividing the sum of adjusted net operating profit after-tax (“NOPAT”) for each of the previous four quarters by the average of Debt less Cash and cash equivalents plus Stockholders’ equity for the previous five quarters. NOPAT for each quarter is calculated by multiplying Income (loss) from operations by one minus the full-year 2024 effective tax rate as adjusted. Debt is calculated using amounts for Current portion of long-term debt plus Long-term debt, less current portion.
Each long-term incentive award included two performance-based awards. The first performance-based award (the “ROIC Award”) is generally contingent upon the Company achieving a targeted ROIC in each of 2024, 2025 and 2026 (the “ROIC Target”). For each of 2024, 2025 and 2026, the proportionate target amount will be received if the Company achieves its ROIC Target for such year, with the amount subject to increase or decrease for attainment above or below the ROIC Target for such year. The ROIC Target for 2024 was 24.3%. This target, and the resulting calculation, excludes all Operating Profit, Debt and Interest Expense related to ESG, which transaction was completed in the fourth quarter of 2024. Please refer to Appendix A for additional details on the calculation of this metric. Excluding ESG, the Company achieved an ROIC performance of 21.1% in 2024, resulting in the executives earning 67.1% of the 2024 portion of the performance-based award. The ROIC Targets for 2025 and 2026 will be based upon the operating plan approved by the Board for the applicable year. The executive officer will earn 100% of the ROIC Award for a particular year if the Company achieves the ROIC Target for such year. Any earned portion of an award will not be paid until the end of the three-year performance period. For performance that fails to meet the ROIC Target, less than 100% of the ROIC Award will be received, with the actual payment amount corresponding directly with the level of achievement under the target (e.g., 90% achievement would result in a 75% payment, 80% achievement would result in a 50% payment, 70% achievement would result in a 25% payment and less than 70% achievement would result in no payment). Alternatively, for performance that exceeds the ROIC Target, greater than 100% of the ROIC Shares will be received, with the actual payment amount corresponding directly with the level of achievement in excess of the target (e.g., 110% achievement would result in a 125% payment, 120% achievement would result in a 150% payment, 140% achievement would result in 200% payment and greater than 140% achievement is capped at a payment of 200%). The Committee, together with its independent consultant, did a thorough review of the long-term incentive awards granted by the Benchmark Companies. The Committee believes the Company’s performance award payout structure and performance ranges support the cyclical nature of our industry and closely align with the threshold levels of the Benchmark Companies.
The second performance-based award (the “TSR Award”) is contingent upon the Company achieving a percentile rank of 50th (the “TSR Target”) against the Benchmark Companies for three-year annualized total stockholder return (“TSR”) for the period January 1, 2024 through December 31, 2026.
TSR combines share price appreciation and dividends paid to measure the total return to shareholders. TSR is calculated by adding the change in a company’s stock price during a specified time period to any dividends paid by such company during the time period and dividing that sum by the stock price of such company at the beginning of the period. The amount of shares earned will be based on the performance attainment as contained in the table below.

TSR Award
	Performance	Payout
Below Threshold	< 30th Percentile	0%
Threshold	30th Percentile	25%
Target	50th Percentile	100%
Maximum	≥ 80th Percentile	200%
The Committee, together with its independent consultant, did a thorough review of the TSR awards granted by the Benchmark Companies. The Committee believes the Company’s performance award payout structure and performance ranges for the TSR awards support the cyclical nature of our industry and closely align with the threshold, target and maximum levels of the Benchmark Companies.
The Committee believes that the three-year period for these awards and these performance metrics helps motivate long-term decision making and better aligns the interests of the executives and the Company’s stockholders. No shares earned prior to the end of the three-year period are paid out until after the end of the three-year period.
As a result of the Company’s 2024 TSR performance, for the annual period between January 1, 2024 and December 31, 2024, the executives earned 0% of the relevant performance-based awards, and for the period between January 1, 2022 and December 31, 2024, the executives earned 56.5% of the relevant performance-based awards.

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Post-Employment Compensation
Retirement Plans and Life Insurance: The Company offers a variety of mechanisms for its executive officers to plan for their retirement. These plans are offered to attract and retain executive officers by offering them benefits similar to those offered by the Benchmark Companies. The retirement plans offered by the Company to its executive officers generally include a 401(k) plan, which is also offered to most of the Company’s U.S. based employees, a deferred compensation plan, an ERISA excess plan and a defined contribution supplemental executive retirement plan (“DC SERP”). See “Nonqualified Deferred Compensation” for a description of the Company’s deferred compensation plan and DC SERP.
In addition, each executive officer receives a life insurance benefit that provides his or her family with a core level of security in case of the premature death of the executive officer. The Company provides each U.S. executive officer with a group life insurance benefit that is approximately two times his or her base salary, up to a maximum of $900,000, and Mr. Hegarty with a group life insurance benefit that is approximately three times his base salary.
Termination of Employment and Change in Control Arrangements: Each of the Named Executive Officers is a party to a Change in Control and Severance Agreement with the Company (collectively, the “Executive Agreements”). The Company does not have any agreements that contain excise tax gross ups.
The Executive Agreements provide the Named Executive Officers with a core level of assurance that their actions on behalf of the Company and its stockholders can proceed without the potential distraction of short-term issues that may affect the Company (e.g., merger, buyout, etc.) and helps ensure that they continue to act in the best interests of the Company. In addition, these agreements contain measures that protect the Company as well, such as confidentiality, non-compete and non-solicitation provisions. The key terms of these agreements are generally customary provisions for agreements of this type and are described in “Potential Payments Upon Termination or Change in Control”.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The Compensation and Human Capital Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION AND HUMAN CAPITAL COMMITTEE
DONALD DEFOSSET
PAULA H. J. CHOLMONDELEY
CHRISTOPHER ROSSI
SEUN SALAMI

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EXECUTIVE OFFICERS
The following table sets forth, as of March 24, 2025, the respective names and ages of the Company’s executive officers, indicating all positions and offices held by each such person.

Name	Age	Positions and Offices With Company
Simon Meester	55	President and Chief Executive Officer
Jennifer Kong-Picarello	46	Senior Vice President and Chief Financial Officer
Patrick Carroll	60	President, Environmental Solutions
Amy George	63	Senior Vice President Human Resources, Chief Human Resources Officer
Joshua Gross	38	President, Aerials
Kieran Hegarty	59	President, Materials Processing
Scott Posner	50	Senior Vice President, General Counsel and Secretary
For information regarding Mr. Meester, refer to the section above titled “Election of Directors.”
Jennifer Kong-Picarello was appointed Senior Vice President, Chief Financial Officer on February 10, 2025. Prior to joining Terex, Ms. Kong-Picarello served as Senior Vice President, Chief Financial Officer of Energy Management, a segment within Schneider Electric, from 2022 to 2025. Prior to that, from 2013-2022 she served in various finance leadership roles at Honeywell, including Vice President, Chief Financial Officer of Honeywell's Intelligrated division in warehouse automation and material handling solutions from 2020-2022. Ms. Kong-Picarello began her career at Deloitte & Touche.

Patrick Carroll was appointed President, Environmental Solutions effective January 1, 2025. Most recently, Mr. Carroll served as President, Environmental Solutions Group (“ESG”). Mr. Carroll and his team helped establish ESG at Dover Corporation in 2010, and Mr. Carroll led ESG from its inception for nearly 15 years. Before his work with ESG, Mr. Carroll served in various roles at several manufacturing businesses, including Ingersoll-Rand and Terex, where he led Terex Utilities from 2001 through 2005.

Amy George was appointed Senior Vice President Human Resources, Chief Human Resources Officer in December 2019. She previously served as Vice President, Chief Talent and Diversity Officer since November 2017. Ms. George began her Terex career in February 2007. Prior to joining Terex, Ms. George was employed by PepsiCo for approximately 10 years, and held a variety of leadership roles in Human Resources, culminating in her position as Vice President, Global Diversity. Prior to that, Ms. George was employed for ten years at James River Corporation, now Georgia Pacific, where she held management positions in a variety of functions, including Sales, General Management, Customer Administration and Human Resources. She began her career in Human Resources at Chesebrough-Ponds.
Joshua Gross currently President, Aerials, has been leading the Aerials business since January 1, 2024. Previously, Mr. Gross served as Genie’s Vice President Global Strategy and Product Management since July 2022, and prior to that was Vice President Global Commercial Operations since August 2020. Mr. Gross joined Genie in 2019 and has led areas including strategy, product management, the Genie Operating System, marketing, pricing and sales, inventory and operations planning. Before joining Genie, Mr. Gross spent almost 11 years with Eaton Corporation, where he served in a variety of roles in increasing levels of responsibility including Plant Operations Manager and Multi-Site Leader, Global Product Line Manager, Product Manager, and Senior Sales Engineer.
Kieran Hegarty was named President, Terex Materials Processing in March 2010. Prior to that, Mr. Hegarty had been serving as Vice President, Terex Materials Processing since January 2006. Previously, he held various general management positions within the Powerscreen group of companies since 1992.
Scott Posner was appointed Senior Vice President, General Counsel and Secretary in December 2019. Previously, Mr. Posner had been serving as Vice President, Deputy General Counsel and Assistant Secretary of the Company since April 2012. He joined Terex in January 2004 as Legal Counsel and has held a number of positions of increasing responsibility since that time. Prior to joining Terex, Mr. Posner was an associate at Weil, Gotshal & Manges LLP from 2001 to 2004.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The Summary Compensation Table below shows the compensation for the three previous fiscal years, as applicable, of the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s three other highest paid executive officers in 2024 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Simon Meester President and Chief Executive Officer	2024	$917,847	$0	$4,923,294	$0	$555,749	$0	$222,481	$6,619,371
	2023	$540,480	$0	$1,168,866	$0	$675,271	$0	$137,247	$2,521,864
	2022	$510,962	$0	$854,663	$0	$512,431	$0	$28,507	$1,906,563
Julie Beck(5) Former Senior Vice President and Chief Financial Officer	2024	$638,702	$0	$1,429,766	$0	$276,176	$0	$213,774	$2,558,418
	2023	$618,269	$0	$1,556,437	$0	$772,054	$0	$196,664	$3,143,424
	2022	$593,269	$0	$1,243,146	$0	$621,086	$0	$84,142	$2,541,643
Kieran Hegarty(6) President, Materials Processing	2024	$536,362	$0	$1,309,387	$0	$224,553	$0	$123,136	$2,193,438
	2023	$498,163	$0	$3,037,981	$0	$569,296	$0	$100,072	$4,205,512
	2022	$475,455	$0	$1,243,146	$0	$549,848	$0	$90,368	$2,358,817
Scott Posner Senior Vice President, General Counsel and Secretary	2024	$535,796	$0	$942,758	$0	$216,396	$0	$170,765	$1,865,715
	2023	$503,269	$0	$984,308	$0	$544,743	$0	$147,073	$2,179,393
	2022	$478,269	$0	$751,067	$0	$433,998	$0	$149,840	$1,813,174
Joshua Gross President, Aerials	2024	$471,362	$0	$764,682	$0	$174,687	$0	$34,418	$1,445,149

(1)See Note M – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock awards.
(2)The amounts listed in the Stock Awards column are the aggregate grant date fair value amounts computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The amounts listed in the Stock Awards column include awards that are subject to performance conditions. For the 2024 awards, if the maximum performance is achieved, the stock award amounts for Mr. Meester, Ms. Beck, Mr. Hegarty, Mr. Posner and Mr. Gross would be $8,201,588, $2,406,279, $2,181,273, $1,570,517, and $1,273,864, respectively.
(3)The 2024, 2023 and 2022 amounts for Messrs. Meester, Hegarty and Posner, and Ms. Beck, and the 2024 amounts for Mr. Gross, as applicable, reflect annual incentive awards earned during fiscal years 2024, 2023 and 2022, respectively, under the 2018 Omnibus Plan.
(4)As part of its competitive compensation program, the Company in 2024 provided its Named Executive Officers with certain perquisites and other personal benefits. The amounts listed below are the aggregate incremental cost of the benefits and perquisites paid by the Company. The aggregate incremental cost to the Company is computed as the actual out-of-pocket cost to the Company of supplying such perquisite. For example, the amount listed under the Company Paid Life Insurance column is the amount that the Company paid to a third party as a result of providing the life insurance to the Named Executive Officer. As part of their compensation, each of the Named Executive Officers in 2024 received the benefits and perquisites listed in the table below:

Name	Disability Premiums	401(k) Matching Contributions	Employee Stock Purchase Plan Company Contributions	Company Paid Life Insurance	Dividends on Stock Awards*	Other**	Total
Simon Meester	$1,073	$17,250	$0	$2,592	$31,459	$170,107	$222,481
Julie Beck	$1,073	$17,250	$0	$2,592	$29,478	$163,381	$213,774
Kieran Hegarty	$0	$0	$0	$1,948	$49,365	$71,823	$123,136
Scott Posner	$1,073	$17,250	$0	$2,592	$17,583	$132,267	$170,765
Joshua Gross	$1,073	$17,250	$0	$2,592	$7,903	$5,600	$34,418
*Dividends are received on time-based restricted stock awards and on performance-based stock only to the extent that awards have been earned. Payment of the dividend is only made if and when the underlying stock award vests.
**The amount shown for Mr. Meester consists of (i) $45,746 of relocation allowance of which $20,746 is for the reimbursement of taxes (these are one-time costs that will not recur); (ii) $2,132 related to executive health benefits; (iii) $600 for the Company’s contribution to Mr. Meester’s health savings account; and (iv) $121,629 for the Company’s contribution to the DC SERP; the amount shown for Ms. Beck consists of (i) $5,000 related to executive health benefits; (ii) $19,301 for matching contribution to the Company’s Deferred Compensation Plan; and (iii) $139,080 for the Company’s contribution to the DC SERP; the amount shown for Mr. Hegarty consists of (i) $22,974 for a vehicle allowance and fuel expenses, (ii) $47,795 for pension contributions and related payments and (iii) $1,054 related to executive health benefits; the amount shown for Mr. Posner

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COMPENSATION
consists of (i) $5,000 related to executive health benefits; (ii) $600 for the Company’s contribution to Mr. Posner’s health savings account; (iii) $104,849 for the Company’s contribution to the DC SERP and (iv) $21,818 for matching contribution to the Company’s ERISA Excess Plan; the amount shown for Mr. Gross consists of (i) $5,000 related to executive health benefits; and (ii) $600 for the Company’s contribution to Mr. Gross’ health savings account.
(5)Ms. Kong-Picarello succeeded Ms. Beck as Senior Vice President and Chief Financial Officer, effective February 10, 2025.
(6)Mr. Hegarty received his 2024, 2023 and 2022 compensation in Pounds Sterling. The 2024 amounts shown are converted into U.S. Dollars at an average rate of £1.00 = $1.2818. The 2023 amounts shown are converted into U.S. Dollars at an average rate of £1.00 = $1.2393. The 2022 amounts shown are converted into U.S. Dollars at an average rate of £1.00 = $1.2451.

Grants of Plan-Based Awards
The following table sets forth information on grants of awards under the Company’s equity and non-equity incentive plans during 2024 to the Named Executive Officers. The amount of stock awards, option awards and non-equity incentive plan compensation recognized for financial reporting purposes by the Company for the Named Executive Officers during 2024 is also listed in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Simon Meester	3/15/2024							27,848			$1,645,000
	3/15/2024				6,465	25,859	51,718				$1,527,500
	3/15/2024				6,465	25,859	51,718				$1,750,794
	N/A	$16,280	$1,017,500	$2,024,825
Julie Beck	3/15/2024							8,295			$453,253
	3/15/2024				1,926	7,703	15,406				$455,000
	3/15/2024				1,926	7,703	15,406				$521,513
	N/A	$76,691	$479,316	$953,839
Kieran Hegarty	3/15/2024							7,406			$437,500
	3/15/2024				1,719	6,877	13,754				$406,250
	3/15/2024				1,719	6,877	13,754				$465,637
	N/A	$64,366(5)	$402,290(5)	$800,558(5)
Scott Posner	3/15/2024							5,333			$315,000
	3/15/2024				1,238	4,952	9,904				$292,500
	3/15/2024				1,238	4,952	9,904				$335,258
	N/A	$60,091	$375,566	$747,376
Joshua Gross	3/15/2024							4,325			$255,500
	3/15/2024				1,004	4,016	8,032				$237,250
	3/15/2024				1,004	4,016	8,032				$271,932
	N/A	$49,400	$308,750	$614,413
(1)The target award levels established for the annual incentive program are established annually in the first quarter and are expressed as a percentage of the Named Executive Officer’s base salary. See “Compensation Discussion and Analysis” under the heading “Annual Incentive Program” for a description of the annual incentive bonus program. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the annual incentive bonus program made in 2024 and based on performance in 2024, that were paid in March 2025. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the target award levels were established in the first quarter of 2024. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for performance share awards granted in 2024. The first performance share award is subject to the Company achieving certain ROIC targets and the second performance share award is subject to the Company achieving certain TSR targets. The performance share awards pay $0 for performance below threshold. These performance shares will vest in full in 2027 if the target performance criteria are satisfied. For a description of the process for determining target award levels and the terms of the performance share awards, please refer to “Compensation Discussion and Analysis” under the heading “Long-Term Incentive Compensation.” Upon the earliest to occur of certain changes in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such performance shares shall vest immediately. Dividends, if any, are paid on earned performance shares at the same rate as paid to all stockholders.
(3)The amounts in this column reflect the time-based restricted stock awards granted in 2024. For a description of the process for determining award levels and the terms of such awards, see “Compensation Discussion and Analysis” under the heading “Long-Term Incentive Compensation.” Upon the earliest to occur of certain changes in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such restricted stock award shall vest immediately. Dividends, if any, are paid on restricted stock awards at the same rate as paid to all stockholders.

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(4)The grant date fair value of the equity awards granted in 2024 was calculated in accordance with ASC 718. For a description of the assumptions made in valuing the equity awards see Note M – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Certain of Ms. Beck’s time based equity awards grant date fair value was modified in accordance with ASC 718 and the terms of Ms. Beck’s Executive Agreement.
(5)Mr. Hegarty receives his non-equity incentive awards in Pounds Sterling. Amounts shown are converted into U.S. Dollars at an average rate of £1.00 = $1.2818.

Outstanding Equity Awards at Fiscal Year-End
The table below summarizes the amount of unexercised stock options, Restricted Stock that has not vested and equity incentive plan awards that have not yet vested for each of the Named Executive Officers as of December 31, 2024.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Simon Meester						2,505(2)	$115,794
								2,167(3)	$100,177
								2,136(4)	$98,710
								1,683(5)	$77,766
								1,683(6)	$77,766
								2,947(7)	$136,225
								4,263(8)	$197,053
								2,243(9)	$103,688
						4,562(10)	$210,878
								1,811(11)	$83,727
								1,555(12)	$71,870
								1,555(13)	$71,870
								1,555(14)	$71,870
								3,940(15)	$182,112
								2,073(16)	$95,826
								2,073(17)	$95,826
						28,131(18)	$1,300,217
								6,465(19)	$298,802
								6,465(20)	$298,802
								6,465(21)	$298,802
								6,465(22)	$298,802
								8,620(23)	$398,403
								8,620(24)	$398,403
								8,620(25)	$398,403

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COMPENSATION

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Julie Beck*						3,643(2)	$168,376
								3,153(3)	$145,711
								3,106(4)	$143,578
								2,447(5)	$113,114
								2,447(6)	$113,114
								4,287(7)	$198,146
								6,201(8)	$286,622
								3,263(9)	$150,818
						6,074(10)	$280,757
								2,412(11)	$111,489
								2,071(12)	$95,700
								2,071(13)	$95,700
								2,071(14)	$95,700
								5,247(15)	$242,497
								2,761(16)	$127,600
								2,761(17)	$127,600
						8,379(18)	$387,299
								1,926(19)	$89,005
								1,926(20)	$89,005
								1,926(21)	$89,005
								1,926(22)	$89,005
								2,568(23)	$118,673
								2,568(24)	$118,673
								2,568(25)	$118,673
Kieran Hegarty						3,643(2)	$168,376
								3,153(3)	$145,711
								3,106(4)	$143,578
								2,447(5)	$113,114
								2,447(6)	$113,114
								4,287(7)	$198,146
								6,201(8)	$286,622
								3,263(9)	$150,818
						6,003(10)	$277,463
								2,384(11)	$110,167
								2,046(12)	$94,565
								2,046(13)	$94,565
								2,046(14)	$94,565
								5,184(15)	$239,622
								2,728(16)	$126,087
								2,728(17)	$126,087
						7,482(18)	$345,803
								1,719(19)	$79,469
								1,719(20)	$79,469
								1,719(21)	$79,469
								1,719(22)	$79,469
								2,292(23)	$105,958
								2,292(24)	$105,958
								2,292(25)	$105,958
						31,975(26)	$1,477,870

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Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Scott Posner						2,201(2)	$101,731
								1,905(3)	$88,034
								1,877(4)	$86,745
								1,479(5)	$68,340
								1,479(6)	$68,340
								2,590(7)	$119,713
								3,747(8)	$173,167
								1,971(9)	$91,119
						3,842(10)	$177,562
								1,525(11)	$70,507
								1,309(12)	$60,522
								1,309(13)	$60,522
								1,309(14)	$60,522
								3,318(15)	$153,358
								1,746(16)	$80,696
								1,746(17)	$80,696
						5,387(18)	$248,978
								1,238(19)	$57,217
								1,238(20)	$57,217
								1,238(21)	$57,217
								1,238(22)	$57,217
								1,651(23)	$76,290
								1,651(24)	$76,290
								1,651(25)	$76,290
Joshua Gross						1,855(2)	$85,727
								783(7)	$36,200
								1,133(8)	$52,364
								596(9)	$27,553
						2,933(10)	$135,558
								909(15)	$42,026
								478(16)	$22,114
								478(17)	$22,114
						4,369(18)	$201,949
								1,004(19)	$46,410
								1,004(20)	$46,410
								1,004(21)	$46,410
								1,004(22)	$46,410
								1,339(23)	$61,880
								1,339(24)	$61,880
								1,339(25)	$61,880
(1)Values based on the closing price of the Company’s Common Stock on the NYSE on December 31, 2024 of $46.22.
(2)The shares of Restricted Stock vested on March 17, 2025.
(3)The shares of Restricted Stock vested on March 17, 2025 because the Company exceeded its target TSR percentile rank for the annual period between January 1, 2022 and December 31, 2022. Based on the Company’s TSR performance as reported by an independent third party and approved by the Board, each executive earned 126% of the initial performance award.
(4)The shares of Restricted Stock vested on March 17, 2025 because the Company exceeded its target TSR percentile rank for the annual period between January 1, 2023 and December 31, 2023. Based on the Company’s TSR performance as reported by an independent third party and approved by the Board, each executive earned 125% of the initial performance award.
(5)The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2024 and December 31, 2024. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted

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COMPENSATION
percentile rank. As the Company’s TSR performance was below the threshold, as reported by an independent third party and approved by the Board, the executives did not receive any portion of this initial performance award and forfeited 100% of the initial performance award.
(6)The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the period between January 1, 2022 and December 31, 2024. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank. Based on the Company’s TSR performance as reported by an independent third party and approved by the Board, each executive earned 57% of the initial performance award and forfeited the remaining 43% of the initial performance award. The earned shares vested on March 17, 2025.
(7)The shares of Restricted Stock vested on March 17, 2025 because the Company exceeded its threshold ROIC for 2022. Based on the Company’s ROIC performance in 2022, each executive earned 128% of the initial performance award.
(8)The shares of Restricted Stock vested on March 17, 2025 because the Company exceeded its threshold ROIC for 2023. Based on the Company’s ROIC performance in 2023, each executive earned 188% of the initial performance award.
(9)The shares of Restricted Stock vest if the Company achieves a target ROIC for 2024. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. Based on the Company’s ROIC performance in 2024, each executive earned 67% of the initial performance award and forfeited the remaining 33% of the initial performance award. The earned shares vested on March 17, 2025.
(10)The shares of Restricted Stock vest as follows: 1∕2 on March 15, 2025 and 1∕2 on March 15, 2026.
(11)The shares of Restricted Stock will vest on the later of the third anniversary of the date of grant, or after the Company’s 2025 financial statements are completed and filed with the SEC because the Company exceeded its target TSR percentile rank for the annual period between January 1, 2023 and December 31, 2023. Based on the Company’s TSR performance as reported by an independent third party and approved by the Board, each executive earned 115% of the initial performance award.
(12)The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2024 and December 31, 2024. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2025 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank. As the Company’s TSR performance was below the threshold, as reported by an independent third party and approved by the Board, the executives did not receive any portion of this initial performance award and forfeited 100% of the initial performance award.
(13)The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2025 and December 31, 2025. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2025 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.
(14)The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the period between January 1, 2023 and December 31, 2025. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant or after the Company’s 2025 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.
(15)The shares of Restricted Stock will vest on the later of the third anniversary of the date of grant, or after the Company’s 2025 financial statements are completed and filed with the SEC because the Company exceeded its target ROIC for 2023. Based on the Company’s ROIC performance in 2023, each executive earned 188% of the initial performance award.
(16)The shares of Restricted Stock vest if the Company achieves a target ROIC for 2024. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2025 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. Based on the Company’s ROIC performance in 2024, each executive earned 67% of the initial performance award and forfeited the remaining 33% of the initial performance award.
(17)The shares of Restricted Stock vest if the Company achieves a targeted ROIC in 2025. If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2025 financial statements are completed and filed with the SEC. The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. The ROIC target for 2025 will be based upon the Company’s 2025 operating plan.
(18)The shares of Restricted Stock vest as follows:1∕3 on March 15, 2025; 1∕3 on March 15, 2026; and 1∕3 on March 15, 2027.
(19)The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2024 and December 31, 2024. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2026 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank. As the Company’s TSR performance was below the threshold, as reported by an independent third party and approved by the Board, the executives did not receive any portion of this initial performance award and forfeited 100% of the initial performance award.
(20)The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2025 and December 31, 2025. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2026 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.
(21)The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2026 and December 31, 2026. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant or after the Company’s 2026 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.
(22)The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the period between January 1, 2024 and December 31, 2026. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant or after the Company’s 2026 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.

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(23)The shares of Restricted Stock vest if the Company achieves a target ROIC for 2024. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2026 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. Based on the Company’s ROIC performance in 2024, each executive earned 67% of the initial performance award and forfeited the remaining 33% of the initial performance award.
(24)The shares of Restricted Stock will vest if the Company achieves a targeted ROIC in 2025. If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2026 financial statements are completed and filed with the SEC. The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. The ROIC target for 2025 will be based upon the Company’s 2025 operating plan.
(25)The shares of Restricted Stock will vest if the Company achieves a targeted ROIC in 2026. If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2026 financial statements are completed and filed with the SEC. The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. The ROIC target for 2026 will be based upon the Company’s 2026 operating plan.
(26)The shares of Restricted Stock will vest as follows: 1∕2 on October 20, 2025 and 1∕2 on October 20, 2026.
* Ms. Beck's shares that were scheduled to vest in the first quarter of 2025 vested in accordance with the terms of her awards. Ms. Beck has 15,407 shares that will vest on an accelerated basis on April 2, 2025, in accordance with the terms of Ms. Beck’s Executive Agreement. Ms. Beck’s other performance shares that would vest by April 1, 2026 (6,902 shares) will continue to vest in accordance with the terms of the award agreements. Ms. Beck will forfeit all remaining shares (15,448 shares) in accordance with the terms of her Executive Agreement.

Option Exercises and Stock Vested
The table below summarizes the stock options exercised and each vesting of Restricted Stock during 2024 for each of the Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Simon Meester	0	$0	15,572	$892,431
Julie Beck	0	$0	8,249	$478,041
Kieran Hegarty	0	$0	38,289	$2,184,094
Scott Posner	0	$0	21,258	$1,213,453
Joshua Gross	0	$0	6,669	$384,822

Nonqualified Deferred Compensation
The table below provides information for the Named Executive Officers with respect to the Company’s Deferred Compensation Plan, ERISA Excess Plan and DC SERP.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Simon Meester	$0	$121,629	$6,999	$0	$234,389
Julie Beck	$77,205	$158,381	$(67,153)	$0	$555,938
Kieran Hegarty	$0	$0	$0	$0	$0
Scott Posner	$21,818	$126,667	$32,287	$0	$609,429
Joshua Gross	$0	$0	$0	$0	$0
(1)The amounts shown in the “Executive Contributions in Last FY” column are included in the “Salary”, “Bonus” and/or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.
(2)The amounts shown in the “Registrant Contributions in Last FY” column are included in the “All Other Compensation” column of the Summary Compensation Table.
(3)Includes $102,362 for Mr. Meester, $160,292 for Ms. Beck and $352,827 for Mr. Posner, which amounts were included in Summary Compensation Tables in previous years.
Under the Deferred Compensation Plan or ERISA Excess Plan, a Named Executive Officer may defer up to (i) 20% of his/her salary and (ii) 100% of his/her bonus (participants may not defer salary and/or bonus amounts in the same year to both the Deferred Compensation Plan and the ERISA Excess Plan). The deferrals in the Deferred Compensation Plan may be invested in Common Stock or in a bond fund and deferrals in the ERISA Excess Plan may be invested in a number of investment options that generally mirror the investment options of the Company’s

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COMPENSATION
401(k) Plan. The Deferred Compensation Plan bond deferrals are invested in the Baird Core Plus Bond Fund (Institutional Class). For Deferred Compensation Plan deferrals, the Company makes a contribution of 25% of the Named Executive Officer’s salary and/or bonus that is deferred and invested in Common Stock. For ERISA Excess Plan deferrals, the Company makes a contribution of 100% of the Named Executive Officer’s salary and/or bonus that is deferred to the extent such deferral does not exceed 5% of salary and bonus. The Company does not make a contribution with respect to any deferrals into the Deferred Compensation Plan bond fund. Participants in the Deferred Compensation Plan and ERISA Excess Plan are always fully vested in their deferrals and any matching contributions received.
The DC SERP is intended to provide certain senior executives of the Company with retirement benefits in recognition of their contributions to the long-term growth of the Company. Participants in the DC SERP with ten or more years of eligible service are vested and entitled to contributions made by the Company to their DC SERP account. Ms. Beck was credited with five years of service for vesting purposes when she was hired by the Company. Annual contributions are based upon 10% of the participant’s base salary and bonus earned. DC SERP accounts are invested in the Baird Core Plus Bond Fund (Institutional Class). Benefits are payable in a lump sum payout following termination of employment.
The Named Executive Officers may receive payments under the Deferred Compensation Plan and ERISA Excess Plan after their employment terminates, upon their death or if they have an unforeseeable emergency (as defined in the Deferred Compensation Plan).
In addition, participants in the Deferred Compensation Plan may elect to receive all or a portion of their deferral, including the Company’s matching contribution, after the deferral has been in the Deferred Compensation Plan for at least three years. Furthermore, for deferrals made prior to December 31, 2004, if they elect to receive an accelerated distribution under the Deferred Compensation Plan, the Named Executive Officers shall (i) forfeit 10% of the amount of the distribution to the Company, (ii) forfeit any Company matching contribution that has not been in the plan for at least one year due to the accelerated distribution and (iii) be unable to make further deferrals into the plan for at least 12 months. In accordance with Section 409A of the Code, accelerated distributions are not allowed under the Deferred Compensation Plan for any deferrals made after December 31, 2004.

Potential Payments Upon Termination or Change in Control
Pursuant to the Executive Agreements in effect as of December 31, 2024, if an executive’s employment with the Company is terminated within six months of a Change in Control (as defined in the Executive Agreements) in anticipation of such Change in Control or within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability or by the executive without Good Reason (each as defined in the Executive Agreements), the executive is to receive (i) two times his/her base salary (Messrs. Posner and Gross and Ms. Beck would receive one times his/her base salary), (ii) two times his/her target annual bonus (Messrs. Posner and Gross and Ms. Beck would receive one times his/her annual bonus), (iii) a prorata payment for year-to-date service, and (iv) any accrued vacation pay. This payment is to be paid in a lump sum simultaneously with the executive’s termination or on a monthly basis. In addition, the executive also will receive (a) immediate vesting of unvested stock options, stock grants and cash performance awards, with a period of up to six months following termination to exercise such options, (b) continuing insurance coverage for 24 months from termination (Messrs. Posner and Gross and Ms. Beck would receive coverage for 12 months), (c) continuation of all other benefits in effect at the time of termination for 24 months from termination (Messrs. Posner and Gross and Ms. Beck would receive benefits for 12 months) and (d) outplacement services for a period of at least 12 months from termination.
In the event an executive’s employment with the Company is terminated by the Company without Cause or by the executive for Good Reason (other than in connection with a Change in Control), the Company is to pay the executive (i) two times his/her base salary (Messrs. Posner and Gross and Ms. Beck would receive one times his/her base salary), (ii) two times his/her target annual bonus (this is not applicable for Messrs. Posner and Gross and Ms. Beck), (iii) a prorata payment for year-to-date service, and (iv) any accrued vacation pay. This amount is to be paid in 24 equal monthly payments (Messrs. Posner and Gross and Ms. Beck would be paid in 12 equal monthly payments). In such event, the executive would also have the right to exercise any stock options, long-term incentive awards or similar awards for up to six months following termination, and would immediately vest in non-performance based options and stock awards granted under the Company’s incentive plans that would vest in the 24 months following the date of termination (Messrs. Meester and Posner and Ms. Beck would immediately vest in the options and stock awards granted to him/her under the Company’s incentive plans that would vest in the 12 months following the date of termination). In addition, the Company would also provide continuing insurance coverage, continuation of all other benefits in effect at the time of termination for 24 months from termination (Messrs. Posner and Gross and Ms. Beck would receive coverage and benefits for 12 months) and outplacement

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services for a period of at least 12 months from termination.
As part of the Executive Agreements, the executives agree to keep confidential certain Company information and not to disparage the Company. In addition, Messrs. Meester and Hegarty agree that, for a period of 24 months following the date of termination, and Mr. Gross and Ms. Beck agree that, for a period of 12 months following the date of termination, the executive will not, without the prior written consent of the Company, directly or indirectly engage in or render any services to any Competitive Business (as such term is defined in the Executive Agreements) nor solicit, induce or entice any employee of the Company to leave the Company.
Each Executive Agreement has an initial term of one year and automatically renews for an additional term of one year commencing on each anniversary of the date of the agreement until and unless either party sends written notice of non-renewal to the other party at least six months prior to a renewal date; provided, however, that if a Change in Control shall occur during the initial or renewed term of such agreement, then the Executive Agreement remains in effect until the third anniversary of the date of the Change in Control.
The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Meester, assuming that the triggering event took place on December 31, 2024 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2024 and Mr. Meester was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (Change in Control)	Death	Disability
Base Salary	0	0	$1,850,000	0	$1,850,000	0	0
Annual Incentive	0	0	$3,052,500	0	$3,052,500	0	0
Restricted Shares (time-based)	0	0	$1,193,458	0	$1,626,889	$1,626,889	$1,626,889
Restricted Shares (performance-based)	0	0	$798,004	0	$3,854,904	$3,854,904	$3,854,904
Stock Options	0	0	0	0	0	0	0
Cash Awards	0	0	0	0	0	0	0
Disability Premiums	0	0	$3,000(1)	0	$3,000(1)	0	0
Life Insurance Premiums	0	0	$5,000(1)	0	$5,000(1)	0	0
Health and Welfare Premiums	0	0	$51,000(1)	0	$51,000(1)	0	0
Other Benefits	0	0	$137,000(1)	0	$137,000(1)	0	0
Retirement Plan Payments(2)	$488,000	$488,000	$723,000	$488,000	$723,000	$488,000	$723,000
Life Insurance Proceeds	0	0	0	0	0	$900,000	0
Disability Benefits	0	0	0	0	0	0	$1,323,000(3)
(1)Reflects the estimated value of a benefit that Mr. Meester would be entitled to receive.
(2)Reflects the estimated value of Mr. Meester’s qualified and non-qualified retirement plans on December 31, 2024.
(3)Reflects the estimated value of all future payments that Mr. Meester would be entitled to receive under the Company’s disability program.

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COMPENSATION
The following table describes the potential payments upon termination or a Change in Control of the Company for Ms. Beck, assuming that the triggering event took place on December 31, 2024 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2024 and Ms. Beck was not terminated on that date.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (Change in Control)	Death	Disability
Base Salary	0	0	$643,750	0	$643,750	0	0
Annual Incentive	0	0	$482,813	0	$965,625	0	0
Restricted Shares (time-based)	0	0	$437,845	0	$836,432	$836,432	$836,432
Restricted Shares (performance-based)	0	0	$774,058	0	$2,759,430	$2,759,430	$2,759,430
Stock Options	0	0	0	0	0	0	0
Cash Awards	0	0	0	0	0	0	0
Disability Premiums	0	0	$1,000(1)	0	$1,000(1)	0	0
Life Insurance Premiums	0	0	$2,500(1)	0	$2,500(1)	0	0
Health and Welfare Premiums	0	0	$18,000(1)	0	$18,000(1)	0	0
Other Benefits	0	0	$147,000(1)	0	$147,000(1)	0	0
Retirement Plan Payments(2)	$441,000	$441,000	$713,000	$441,000	$713,000	$441,000	$713,000
Life Insurance Proceeds	0	0	0	0	0	$900,000	0
Disability Benefits	0	0	0	0	0	0	$368,000(3)
(1)Reflects the estimated value of a benefit that Ms. Beck would be entitled to receive.
(2)Reflects the estimated value of Ms. Beck’s qualified and non-qualified retirement plans on December 31, 2024.
(3)Reflects the estimated value of all future payments that Ms. Beck would be entitled to receive under the Company’s disability program.
Ms. Kong-Picarello succeeded Ms. Beck as Senior Vice President, Chief Financial Officer, effective February 10, 2025, and Ms. Beck separated from the Company on April 1, 2025. Pursuant to Ms. Beck’s Executive Agreement, Ms. Beck will receive (i) her annual base salary ($643,750) and a fraction of her 2025 bonus ($120,372), (ii) an annual estimated benefit under the DC SERP in the amount of $91,524, (iii) vesting of 15,407 shares in April 2025 (as of December 31, 2024, such shares had a market value of $712,128) and potential vesting of 6,902 shares prior to April 1, 2026 depending on Company performance (as of December 31, 2024, such awards had a market value of $319,000); (iv) $3,956 cash in lieu of certain benefits; and (v) continuation of certain health and welfare benefits for 22 months. All remaining shares owned by Ms. Beck (15,448 shares) will be forfeited in accordance with the terms of her Executive Agreement.
The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Hegarty, assuming that the triggering event took place on December 31, 2024 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2024 and Mr. Hegarty was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination(2)	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (Change in Control)(2)	Death(2)	Disability(2)
Base Salary	0	0	$1,081,871	0	$1,081,871	0	0
Annual Incentive	0	0	$1,217,105	0	$1,217,105	0	0
Restricted Shares (time-based)	0	0	$2,154,214	0	$2,269,511	$2,269,511	$2,269,511
Restricted Shares (performance-based)	0	0	$1,123,847	0	$2,672,512	$2,672,512	$2,672,512
Stock Options	0	0	0	0	0	0	0
Cash Awards	0	0	0	0	0	0	0
Disability Premiums	0	0	0	0	0	0	0
Life Insurance Premiums	0	0	$4,000(1)	0	$4,000(1)	0	0
Health and Welfare Premiums	0	0	$7,000(1)	0	$7,000(1)	0	0
Other Benefits	0	0	$54,000(1)	0	$54,000(1)	0	0
Retirement Plan Payments	0	0	0	0	0	0	0
Life Insurance Proceeds	0	0	0	0	0	$1,623,000	0
Disability Benefits	0	0	0	0	0	0	0
(1)Reflects the estimated value of a benefit that Mr. Hegarty would be entitled to receive.
(2)Mr. Hegarty receives payments in Pounds Sterling. Amounts shown are converted into U.S. Dollars at an average rate of £1.00 = $1.2818.

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The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Posner, assuming that the triggering event took place on December 31, 2024 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2024 and Mr. Posner was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (Change in Control)	Death	Disability
Base Salary	0	0	$545,300	0	$545,300	0	0
Annual Incentive	0	0	$381,710	0	$763,420	0	0
Restricted Shares (time-based)	0	0	$273,464	0	$528,270	$528,270	$528,270
Restricted Shares (performance-based)	0	0	$467,660	0	$1,720,020	$1,720,020	$1,720,020
Stock Options	0	0	0	0	0	0	0
Cash Awards	0	0	0	0	0	0	0
Disability Premiums	0	0	$1,000(1)	0	$1,000(1)	0	0
Life Insurance Premiums	0	0	$2,500(1)	0	$2,500(1)	0	0
Health and Welfare Premiums	0	0	$25,500(1)	0	$25,500(1)	0	0
Other Benefits	0	0	$113,000(1)	0	$113,000(1)	0	0
Retirement Plan Payments(2)	$2,181,000	$2,181,000	$2,181,000	$2,181,000	$2,181,000	$2,181,000	$2,181,000
Life Insurance Proceeds	0	0	0	0	0	$900,000	0
Disability Benefits	0	0	0	0	0	0	$1,804,000(3)
(1)Reflects the estimated value of a benefit that Mr. Posner would be entitled to receive.
(2)Reflects the estimated value of Mr. Posner’s qualified and non-qualified retirement plans on December 31, 2024.
(3)Reflects the estimated value of all future payments that Mr. Posner would be entitled to receive under the Company’s disability program.
The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Gross, assuming that the triggering event took place on December 31, 2024 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2024 and Mr. Gross was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (Change in Control)	Death	Disability
Base Salary	0	0	$475,000	0	$475,000	0	0
Annual Incentive	0	0	$308,750	0	$617,500	0	0
Restricted Shares (time-based)	0	0	$220,761	0	$423,233	$423,233	$423,233
Restricted Shares (performance-based)	0	0	$88,563	0	$573,648	$573,648	$573,648
Stock Options	0	0	0	0	0	0	0
Cash Awards	0	0	0	0	0	0	0
Disability Premiums	0	0	$1,000(1)	0	$1,000(1)	0	0
Life Insurance Premiums	0	0	$2,500(1)	0	$2,500(1)	0	0
Health and Welfare Premiums	0	0	$25,500(1)	0	$25,500(1)	0	0
Other Benefits	0	0	$73,000(1)	0	$73,000(1)	0	0
Retirement Plan Payments(2)	$888,000	$888,000	$888,000	$888,000	$888,000	$888,000	$888,000
Life Insurance Proceeds	0	0	0	0	0	$900,000	0
Disability Benefits	0	0	0	0	0	0	$2,459,000(3)
(1)Reflects the estimated value of a benefit that Mr. Gross would be entitled to receive.
(2)Reflects the estimated value of Mr. Gross’ qualified and non-qualified retirement plans on December 31, 2024.
(3)Reflects the estimated value of all future payments that Mr. Gross would be entitled to receive under the Company’s disability program.

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COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information about the Company’s equity compensation plans as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	—(1)	$—	2,058,191
Equity compensation plans not approved by stockholders	—	$—	—
Total	—	$—	2,058,191
(1)This does not include 1,416,015 shares of restricted stock awards and 786,518 shares held in a rabbi trust for a deferred compensation plan.

CEO PAY RATIO
For 2024, the median annual total compensation of all employees of the Company (other than the CEO), was $52,886. The annual total compensation of the Company’s CEO was $6,619,371. Based on this information, the ratio of the annual total compensation of the Company’s CEO to the median of the annual total compensation of all employees was approximately 125 to 1 in 2024. The process that we used to determine our median employee in 2024 is summarized below.
In order to determine the median employee from a compensation perspective, the Company used annual salary in the 2024 calendar year for all employees globally employed as of December 10, 2024. For those employees compensated in foreign currencies, average exchange rates for the full year 2024 were used to convert their compensation into U.S. dollars. The Company determined that its median employee from a compensation perspective is employed in one of its manufacturing locations in the United States.
Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and the Company’s financial performance for the fiscal years listed below. For further information concerning our pay-for-performance philosophy and how we align executive compensation with Company financial performance, refer to the “Compensation Discussion and Analysis” section, beginning on page 21.
The following table discloses information on “Compensation Actually Paid” (“CAP”) (as defined by SEC rule and further described below) to our principal executive officer (“PEO”) (also referred to as our CEO) and to our other Named Executive Officers (“NEOs”), on an average basis, during the specified years, alongside total shareholder return (“TSR”) and net income metrics, as well as the Company selected performance measure of ROIC, as defined and described in the “Compensation Discussion and Analysis” section beginning on page 21. In reviewing this information, it is important to consider that the amounts included in the tables below are described as “compensation actually paid” in accordance with the SEC rules, but such amounts do not necessarily represent compensation actually earned or realized by our PEO and NEOs in such years, as the below calculations are influenced by numerous factors, including, but not limited to, fluctuations in the stock price of outstanding unvested stock award grants.

Year	Summary Compensation Table Total for First PEO[1]	Summary Compensation Table Total for Second PEO[1]	Compensation Actually Paid (“CAP”) to First PEO[1,2]	Compensation Actually Paid (“CAP”) to Second PEO[1,2]	Average Summary Compensation Table Total for Non-PEO NEOs[1]	Average Compensation Actually Paid (“CAP”) to Non-PEO NEOs[1,2]	Value of Initial Fixed $100 Investment Based On:[3]		Net Income ($MM)	ROIC[4]
							TSR	Peer Group TSR
2024	$—	$6,619,371	$—	$4,045,537	$2,015,680	$755,552	$163.71	$169.14	$335.5	21.1%
2023	$10,208,430	$—	$21,648,207	$—	$3,012,548	$4,371,853	$201.09	$152.18	$518.0	28.9%
2022	$9,778,425	$—	$10,488,051	$—	$2,155,049	$2,295,919	$147.75	$120.71	$300.0	21.7%
2021	$9,540,015	$—	$15,777,895	$—	$2,426,224	$3,531,383	$149.92	$141.86	$220.9	18.8%
2020	$7,439,350	$—	$9,345,885	$—	$1,798,733	$2,175,346	$117.87	$115.38	$(10.6)	5.2%
1 The PEO(s) for whom compensation figures are shown in this table are: for the 2020, 2021, 2022 and 2023 fiscal years, John L. Garrison, Jr. (“First PEO”); and the 2024 fiscal year, Simon Meester (“Second PEO”). Mr. Garrison retired as Chairman and Chief Executive Officer, and Mr. Meester was appointed as President and Chief Executive Officer, effective as of January 1, 2024. The Non-PEO NEOs for whom the average compensation is presented in this table are: for the 2024 fiscal year, Julie Beck, Kieran Hegarty, Scott Posner and Joshua Gross; for the 2023 fiscal year, Julie Beck,

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Kieran Hegarty, Simon Meester and Scott Posner; for the 2022 fiscal year, Julie Beck, Kieran Hegarty, Simon Meester and Scott Posner; for the 2021 fiscal year, John D. Sheehan, Kieran Hegarty, Scott Posner and Amy George; and for the 2020 fiscal year, John D. Sheehan, Kieran Hegarty, Scott Posner and Amy George.
2 The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation S K and do not reflect compensation actually realized or received by the Company’s NEOs. These amounts reflect total compensation as set forth in the Summary Compensation Table with the following deductions (grant date fair value of all equity awards granted during the fiscal year) and additions (the fair value as of the end of the fiscal year of awards granted in that fiscal year that remain outstanding and unvested as of fiscal year-end; the change in fair value from the prior fiscal year-end to that fiscal year-end of equity awards granted in prior years that remained outstanding and unvested at fiscal year-end; and the change in fair value from the prior fiscal year-end through the vesting date of equity awards granted in prior years that vested during that fiscal year), as detailed in the table below. Fair value of time-based awards is based on the price of our common stock at year-end date or, in the case of vesting date, the actual vesting price. The fair value of performance-based awards, except for awards based on a market condition, is based on the same valuation methodology, except year-end values are multiplied by the probability of achievement as of the year-end date or, in the case of vesting date, the vesting date values are multiplied by actual shares earned based on performance. For awards based on a market condition, fair value is based on the Monte Carlo method as of the year-end date or, in the case of vesting date, the actual vesting price and actual shares earned.

	2020		2021		2022		2023		2024
	First PEO	Average of Non-PEO NEOs	First PEO	Average of Non-PEO NEOs	First PEO	Average of Non-PEO NEOs	First PEO	Average of Non-PEO NEOs	Second PEO	Average of Non-PEO NEOs
Compensation Total for covered fiscal year (“FY”) from Summary Compensation Table (“SCT”)	$7,439,350	$1,798,733	$9,540,015	$2,426,224	$9,778,425	$2,155,049	$10,208,430	$3,012,548	$6,619,371	$2,015,680
DEDUCT: grant date fair value (“GDFV”) of awards granted during FY, reported under the Stock Awards column in the SCT	$5,871,064	$1,039,668	$6,005,749	$1,128,010	$5,956,740	$1,023,006	$6,543,682	$1,686,898	$4,923,294	$1,111,648
ADD: FY-end fair value of awards granted during year that remain outstanding and unvested as of FY-end	$9,106,749	$1,612,654	$6,575,896	$1,286,783	$6,808,043	$1,169,208	$7,975,223	$1,869,372	$3,174,022	$722,596
ADD: change in fair value from prior FY-end to current FY-end of awards granted in any prior year that are outstanding and unvested as of FY-end	$399,454	$70,289	$4,552,701	$779,463	$638,536	$52,017	$5,861,498	$817,301	$(822,209)	$(866,562)
ADD: change in fair value from prior FY-end to vesting date for any awards granted in any prior year that vested during the FY.	$(1,728,604)	$(266,662)	$1,115,032	$166,923	$(780,213)	$(57,349)	$4,146,738	$359,530	$(2,353)	$(4,514)
Total: Compensation Actually Paid (CAP)	$9,345,885	$2,175,346	$15,777,895	$3,531,383	$10,488,051	$2,295,919	$21,648,207	$4,371,853	$4,045,537	$755,552
3 For purposes of this disclosure, the peer group is the S&P 500 Industrial Machinery & Supplies & Components Index. Dollar values assume $100 was invested for the cumulative period from December 31, 2019 through the end of the listed year in either the Company or the S&P 500 Industrial Machinery & Supplies & Components Index, and reinvestment of the pre-tax value of dividends paid. Historical stock performance is not necessarily indicative of future stock performance.
4 We determined ROIC to be the “most important” financial performance measure used to link performance to Compensation Actually Paid to our PEO and other NEOs in the 2024 fiscal year, in accordance with Item 402(v) of Regulation S-K. For the definition and further description of ROIC, please refer to the “Compensation Discussion and Analysis” section beginning on page 21.

Financial Performance Measures
The following list represents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs to company performance for the 2024 fiscal year. The measures in this table are not ranked; for further information regarding these performance metrics, how the Operating Profit, ROIC and NWC measures are calculated, and how these factors affected our PEO and NEOs’ compensation, please see the “Compensation Discussion and Analysis” section, beginning on page 21.

2024 Most Important Measures (Unranked)
ROIC	Relative TSR compared to Benchmark Companies
Operating Profit	NWC

2025 PROXY STATEMENT	47

COMPENSATION

Description of Relationship Between CAP and Company TSR
The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our other Non-PEO NEOs, and the Company’s cumulative TSR over the five most recently completed fiscal years.

Description of Relationship Between CAP and Net Income
The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our other Non-PEO NEOs, and our Net Income during the five most recently completed fiscal years.

Compensation Actually Paid (CAP) (in Millions)
Net Income (in Millions)
$25
$20
$15
$10
$5
$0
$550
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
-$50
$9.35
$2.18
$(10.6)
$15.78
$3.53
$220.9
$10.49
$2.30
$300.0
$21.65
$4.37
$518.0
$4.05
$0.76
$335.5
2020
2021
2022
2023
2024
PEO CAP
Average Non-PEO NEOs CAP
Net Income

48	WWW.TEREX.COM

COMPENSATION

Description of Relationship Between CAP and ROIC
The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our other Non-PEO NEOs, and our ROIC during the five most recently completed fiscal years.

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the five most recently completed fiscal years to that of the S&P 500 Industrial Machinery & Supplies & Components Index over the same period.

Total Shreholder Return (TSR)
on Investment of $100
$250
$200
$150
$100
$50
$100
$118
$115
$150
$142
$148
$121
$201
$152
$169
$164
2019
2020
2021
2022
2023
2024
Terex Corporation
S&P 500 Industrial Machinery & Supplies & Components

2025 PROXY STATEMENT	49

AUDIT

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm KPMG LLP has audited the consolidated financial statements and the internal control over financial reporting of the Company for 2024. The Board, at the recommendation of the Audit Committee, desires to continue the service of KPMG LLP for 2025. Accordingly, the Board recommends to the stockholders ratification of the retention of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. If the stockholders do not approve
KPMG LLP as the Company’s independent registered public accounting firm, the Board and the Audit Committee will reconsider this selection.
A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he/she desires to do so, and he/she is expected to be available to respond to appropriate questions.

Audit Fees
During the fiscal year ended December 31, 2024 KPMG LLP charged the Company $4,747,000, for professional services rendered by such firm for the audit of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal year, work performed for statutory audits and work performed for the issuance of comfort letters pertaining to the Company’s debt issuance. 2024 audit fees include the impact of additional audit scope resulting from the Company’s acquisition of ESG.
During the fiscal year ended December 31, 2023, KPMG LLP charged the Company $3,153,000, for professional services rendered by such firm for the audit of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal year and work performed for statutory audits as well as procedures related to the filing of a Registration Statement on Form S-3.

Audit-Related Fees
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. The aggregate fees billed by KPMG
LLP for such audit-related services for the fiscal year ended December 31, 2024 was $0. The aggregate fees billed by KPMG LLP for such audit-related services for the fiscal year ended December 31, 2023 was $0.

Tax Fees
The aggregate fees billed for tax services provided by KPMG LLP in connection with tax compliance services for the fiscal year ended December 31, 2024 was $73,000.
The aggregate fees billed for tax services provided by KPMG LLP in connection with tax compliance services for the fiscal year ended December 31, 2023 was $48,000.

All Other Fees
The aggregate fees billed by KPMG LLP for services not included in the above services for the fiscal year ended December 31, 2024 was $145,000, which includes fees for trainings provided by KPMG LLP and other agreed upon procedures. The aggregate fees billed by KPMG LLP for services not included in the above services for the fiscal year ended December 31, 2023 was $58,000, which fees were for trainings provided by KPMG LLP.
All of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the general pre-approval provisions set forth in the Audit Committee’s pre-approval policies described in “Audit Committee: Service Pre-Approval.”

The Board recommends that the stockholders vote FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2025.

50	WWW.TEREX.COM

AUDIT

AUDIT COMMITTEE REPORT
The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2024 with the management of the Company and the Company’s independent registered public accounting firm for such fiscal year, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee also has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP the independence of such independent registered public accounting firm. The Audit Committee also has considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with the independent registered public accounting firm’s independence.
Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2024 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2024 for filing with the SEC.
The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and on the report issued by the independent registered public accounting firm.
AUDIT COMMITTEE

PAULA H. J. CHOLMONDELEY
SANDIE O’CONNOR
ANDRA RUSH
SEUN SALAMI

2025 PROXY STATEMENT	51

OTHER IMPORTANT INFORMATION
The Board does not know of any other business to be brought before the Annual Meeting. In the event any such matters are brought before the Annual Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.
All proposals of stockholders intended to be included in the proxy statement to be presented at the 2026 Annual Meeting of Stockholders must be received at the Company’s offices at 301 Merritt 7, 4th Floor, Norwalk, CT 06851, no later than December 2, 2025. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.
To nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, the Bylaws of the Company generally provides that notice must be given to the Secretary of the Company no more than 120 days nor less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The Company anticipates that in order for a stockholder to nominate a candidate for election as a director at the Company’s 2026 annual meeting or to propose business for consideration at such meeting, notice must be given between January 14, 2026 and February 13, 2026. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

In addition to satisfying the provisions in our By-laws relating to nominations of director candidates, including the deadline for written notices, to comply with the SEC’s universal proxy rule, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Exchange Act must provide notice that sets forth the information required by Rule 14a-19 no later than March 15, 2026.
Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver a single copy of our Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement to multiple stockholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify us of their requests by calling (203) 222-7170 or writing to Terex Corporation at 301 Merritt 7, 4th Floor, Norwalk, CT 06851.
STOCKHOLDERS ARE URGED TO VOTE THEIR PROXIES WITHOUT DELAY.
A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By order of the Board of Directors,
Scott Posner
Secretary
April 1, 2025
Norwalk, Connecticut

52	WWW.TEREX.COM

APPENDIX A
Non-GAAP Reconciliation
In this proxy statement, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures that management believes are useful to both management and Terex's stockholders. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets. The non-GAAP financial measures in this proxy are reconciled to the closest GAAP measure in the tables below in accordance with SEC rules. The amounts described below are unaudited, are reported in millions of U.S. dollars (except share data and percentages), and are as of or for the period ended December 31, 2024, unless otherwise indicated.

Free Cash Flow
The Company calculates a non-GAAP measure of free cash flow. The Company defines free cash flow as Net cash provided by (used in) operating activities less Capital expenditures, net of proceeds from sale of capital assets. The Company believes that this measure of free cash flow provides management and investors further useful information on cash generation or use in our primary operations. The following table reconciles Net cash provided by (used in) operating activities to free cash flow (in millions):

Year Ended December 31, 2024
Net cash provided by (used in) operating activities	$326
Capital expenditures, net of proceeds from sale of capital assets	(136)
Free cash flow (use)	$190

GAAP to Non-GAAP Reconciliations

	FY 2024 GAAP	Accelerated Vesting / Severance	Deal Related	Purchase Price Accounting	Mark-to-Market	Tax	FY 2024 Non-GAAP
Net Sales	$5,127	—	—	—	—	—	$5,127
Income (Loss) from Operations	526	16	2	38	—	—	582
Operating Margin	10.3%						11.3%
Earnings (Loss) per Share	$4.96	0.17	0.33	0.43	0.10	0.12	$6.11

2025 PROXY STATEMENT	53

ROIC (2024 Long-Term Incentive Award)

	Dec '24	Sep '24	Jun '24	Mar '24	Dec '23
Effective tax rate as adjusted	15.7%	15.7%	15.7%	15.7%
Income (loss) from operations as adjusted	47	127	194	161
Multiplied by: 1 minus effective tax rate as adjusted	84.3%	84.3%	84.3%	84.3%
Net operating income (loss) after tax as adjusted	$40	$107	$164	$136
Debt as adjusted	$626	$628	$666	$724	$623
Less: Cash and cash equivalents	(388)	(352)	(319)	(365)	(371)
Debt as adjusted less Cash and cash equivalents	238	276	347	359	252
Stockholders’ equity as adjusted	1,873	1,979	1,836	1,740	1,674
Debt as adjusted less Cash and cash equivalents plus Stockholders’ equity as adjusted	$2,111	$2,255	$2,183	$2,099	$1,926

December 31, 2024 ROIC	21.1%
NOPAT as adjusted (last 4 quarters)	$447
Average Debt as adjusted less Cash and cash equivalents plus Stockholders’ equity as adjusted (5 quarters)	$2,115

	Three months ended 12/31/24	Three months ended 9/30/24	Three months ended 6/30/24	Three months ended 3/31/24
Reconciliation of income (loss) from operations:
Income (loss) from operations as reported	53	122	193	158
Adjustments:
ESG OP	(12)	—	—	—
Restructuring	4	5	1	3
Acquisitions and divestitures	2	—	—	—
Income (loss) from operations as adjusted	$47	$127	$194	$161

	As of 12/31/24	As of 9/30/24	As of 6/30/24	As of 3/31/24	As of 12/31/23
Reconciliation of Stockholders’ equity:
Stockholders’ equity as reported	1,832	1,957	1,824	1,732	1,672
Effects of adjustments, net of tax:
Restructuring	11	7	3	2	6
Acquisitions and divestitures	23	8	2	—	1
Operational and multi-year impact items	7	7	7	6	(5)
Stockholders’ equity as adjusted	$1,873	$1,979	$1,836	$1,740	$1,674

	As of 12/31/24	As of 9/30/24	As of 6/30/24	As of 3/31/24	As of 12/31/23
Reconciliation of Debt:
Debt as reported	$2,584	$628	$666	$724	$623
Effects of adjustments, net of tax:
ESG acquisition debt	(1,958)	—	—	—	—
Debt as adjusted	$626	$628	$666	$724	$623

54	WWW.TEREX.COM

Twelve Months Ended December 31, 2024	Income (loss) from continuing operations before income taxes	(Provision for) benefit from income taxes	Income tax rate
Reconciliation of the full year 2024 effective tax rate:
As reported	408	(73)	17.8%
Effects of adjustments:
Restructuring	15	(3)
Acquisitions and divestitures	28	(7)
Operational and multi-year impact items	9	(2)
Tax related to Swiss deferred tax assets	—	8
Foreign tax redetermination UTP	—	5
As adjusted	$460	$(72)	15.7%

2025 PROXY STATEMENT	55

TEREX®

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time either (i) Sunday, May 11, 2025 for shares in the 401(k) plan or (ii) Tuesday, May 13, 2025 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TEREX2025**

The Company will be hosting the meeting live via the Internet this year. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time either (i) Sunday, May 11, 2025 for shares in the 401(k) plan or (ii) Tuesday, May 13, 2025 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V67785-P25332

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEREX CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES, AND "FOR" PROPOSALS 2 AND 3.

1. ELECTION OF DIRECTORS.

NOMINEES:	**For**	**Against**	**Abstain**
1a. Paula H.J. Cholmondeley	☐	☐	☐
1b. Don DeFosset	☐	☐	☐
1c. Simon Meester	☐	☐	☐
1d. Sandie O'Connor	☐	☐	☐
1e. Christopher Rossi	☐	☐	☐
1f. Andra Rush	☐	☐	☐
1g. David A. Sachs	☐	☐	☐
1h. Seun Salami	☐	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

TEREX CORPORATION

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting of Stockholders live via the Internet, you can ensure that these shares are represented at the meeting by completing, signing and returning your proxy card on the reverse side.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please detach and mail in the envelope provided.

V67786-P25332

TEREX CORPORATION

2025 ANNUAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Simon Meester and Scott J. Posner, and either one of them, proxies with the power of substitution to act, by unanimous vote, or if only one votes or acts then by that one, to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M., Eastern Time on Wednesday, May 14, 2025, live via the Internet at www.virtualshareholdermeeting.com/TEREX2025, and any adjournment or postponement thereof, as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTORS' NOMINEES, AND FOR PROPOSALS 2 AND 3.

(Continued and to be signed on reverse side)